Exhibit 10.5

10 December 2018

Term Loan Facility Agreement

in relation to a USD 350,000,000 Term Loan Facility

for

Maersk Drilling Holding A/S

as the Original Company and Original Borrower

with

Danmarks Skibskredit A/S

as Arranger and Original Lender

and

Danmarks Skibskredit A/S

acting as Security Agent

Contents:

1.	Definitions and Interpretation	3
2.	The Facility	29
3.	Purpose	31
4.	Conditions of Utilisation	32
5.	Utilisation	34
6.	Repayment	35
7.	Prepayment and Cancellation	35
8.	Interest	44
9.	Interest Periods	45
10.	Changes to the Calculation of Interest	45
11.	Fees	48
12.	Tax Gross Up and Indemnities	49
13.	Increased Costs	55
14.	Other Indemnities	57
15.	Mitigation by the Lenders	59
16.	Costs and Expenses	60
17.	Guarantee and Indemnity	61
18.	Representations	66
19.	Information Undertakings	70
20.	Financial Covenants and Security Coverage Ratio	76
21.	General Undertakings	83
22.	Events of Default	87
23.	Changes to the Lenders	95
24.	Changes to the Obligors	100
25.	Role of the Security Agent and the Arranger	103
26.	Application of proceeds	114
27.	Conduct of business by the Finance Parties	117
28.	Sharing among the Finance Parties	117
29.	Payment Mechanics	120
30.	Set-off	125
31.	Notices	125
32.	Calculations and Certificates	128
33.	Partial Invalidity	128
34.	Remedies and Waivers	129
35.	Amendments and Waivers	129
36.	Confidential Information	137
37.	Confidentiality of Funding Rates and Reference Bank Quotations	142
38.	Counterparts	144
39.	Bail-In	144
40.	Governing Law	146
41.	Enforcement	146

Schedules:

THIS AGREEMENT is dated 10 December 2018 and made between:

(1)	MAERSK DRILLING HOLDING A/S as original company (the “Original Company”);

(2)	MAERSK DRILLING HOLDING A/S as original borrower (the “Original Borrower”);

(3)	MAERSK DRILLING A/S as original guarantor;

(4)

THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as vessel owners (the “Original Vessel Owners”) and together with the Original Company and Maersk Drilling A/S, the “Original Guarantors”);

(5)	DANMARKS SKIBSKREDIT A/S as arranger (the “Arranger”);

(6)	DANMARKS SKIBSKREDIT A/S as original lender (the “Original Lender”); and

(7)	DANMARKS SKIBSKREDIT A/S as agent and security agent of the other Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2018 Financial Statements” means the audited consolidated financial statements of the Company for the financial year ended 31 December 2018.

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by S&P Global Ratings, a division of S&P Global Inc. or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Security Agent (acting on the instructions of the Majority Lenders) and the Company.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Account Charge” means, in relation to a Vessel Owner, the Security over the Earnings Account of that Vessel Owner, made or to be made between that Vessel Owner and the Security Agent which, provided that no Event of Default is continuing, shall not be blocked accounts and the Obligors shall not be required to obtain any consents to operate the Earnings Accounts in their discretion other than after the occurrence of an Event of Default which is continuing.

“Additional Borrower” means ListCo if it becomes an Additional Borrower in accordance with Clause 2.4 (ListCo Accession).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means ListCo if it becomes an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this agreement, including all of the Schedules hereto, which shall form an integral part of this agreement.

“Approved Classification” means the Collateral Vessel’s classification as of the date of this Agreement, or the equivalent classification with another Approved Classification Society.

“Approved Classification Society” means American Bureau Shipping or Lloyd’s Register or any other classification society approved in writing by the Security Agent acting with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed).

“Approved Flag” means:

(a)	Denmark and Singapore;

(b)

unless the Security Agent (acting on the instructions of the Majority Lenders) has given prior notice to the Company that such flags are no longer accepted by the Majority Lenders, Isle of Man, England, Cyprus, Hong Kong, Malta and Sweden; and

(c)	such other ship registry or flag acceptable to the Security Agent acting with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld or delayed).

“Approved Valuer” means each of Fearnley Offshore, Clarksons, Pareto Offshore, IHS Markit, Maersk Broker/KennedyMarr or such other brokers as may be agreed by the Lenders and the Company.

“Arrest” means, in relation to any Collateral Vessel, an arrest of that Collateral Vessel (other than an arrest falling under the definition of Total Loss) which has continued unremedied for sixty (60) days from the date of such arrest.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 30 December 2018.

“Available Commitment” means a Lender’s Commitment until such time as the Utilisation is made available to the Borrower.

“Borrower” means (i) the Original Borrower or, (ii) if a Debt Assumption Certificate has been delivered to and accepted by the Security Agent, ListCo.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Break Funding Costs” means, in relation to DSF, DSF’s break funding costs calculated inter alia as the present value of any positive amount constituting the difference between:

(a)	DSF’s cost of funding the Facility as of the date of the accepted Term Sheet, being LIBOR plus 0.58% per annum; and

(b)

DSF’s cost of funding an amount equal to such prepaid part of the Loan and/or cancelled part of the Facility as of the date of the prepayment or cancellation on the basis of an identical tenor and repayment profile as that of the prepaid part of the Loan and/or cancelled part of the Facility.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Copenhagen and Singapore.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the first Utilisation Date.

“Code” means the US Internal Revenue Code of 1986.

“Collateral Vessels” means:

(a)	each of the vessels listed in Schedule 9 (Collateral Vessels); and

(b)	each Replacement Collateral Vessel subject to a Mortgage in accordance with this Agreement,

in each case, to the extent and for so long as such vessel is (i) owned by a member of the Group and (ii) subject to the Transaction Security.

“Collateral Vessels Undertakings” means the undertakings set out in Part I of Schedule 11 (Collateral Vessels and Insurance Undertakings).

“Company” means:

(a)	for the period from the date of this Agreement until the ListCo Accession Date, the Original Company; and

(b)	thereafter, ListCo.

“Commitment” means :

(a)

in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or in any other form agreed between the Company and the Security Agent.

“Compliance Certificate Quarter Date” means each of 31 March and 30 September.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, any Collateral Vessel, the Charged Property, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Security Agent.

“Debt Assumption Certificate” means a certificate from the Original Company and ListCo to the Security Agent substantially in the form set out in Schedule 10 (Debt Assumption Certificate).

“Deed of Covenants” means, in relation to a Collateral Vessel (other than a Collateral Vessel flying the flag of Denmark or any other Approved Flag where the Security Agent is satisfied (acting reasonably) that it is not required to execute a deed of covenants collateral and supplemental to the Mortgage), the deed of covenants collateral and supplemental to the Mortgage over that Collateral Vessel made or to be made between the relevant Vessel Owner and the Security Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in the Loan available (or has notified the Security Agent or the Company (which has notified the Security Agent) that it will not make its participation in the Loan available) by the Utilisation Date of the Loan in accordance with Clause 5.3 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Demerger” means:

(a)

a partial, tax-exempt demerger of A.P. Møller – Mærsk A/S by contribution of the shares of A.P. Møller – Mærsk A/S in Maersk Drilling Holding A/S and its direct and indirect subsidiaries and certain other assets and liabilities to a newly incorporated Danish limited liability company (“ListCo”);

(b)	the distribution of the shares in ListCo to the shareholders of A.P. Møller – Mærsk A/S; and

(c)	the admission for trading and official listing of the shares of ListCo on Nasdaq Copenhagen A/S.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DSF” means Danmarks Skibskredit A/S with CVR number 27492649 in its capacity as Lender.

“Earnings Account” means any USD or EUR account held by a Vessel Owner into which the principal revenue from the employment contract and/or intra-group bareboat charter arrangement with respect to the relevant Collateral Vessel is required to be paid.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means , in respect of a Lender , the office or offices notified by that Lender to the Security Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means the market value in Dollars of a Collateral Vessel or, as the case may be, all Collateral Vessels as determined in accordance with Clause 20.5 (Valuations).

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” mean the letter dated on or about the date of this Agreement between the Arranger and the Company setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, the Security Documents, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Security Agent and the Company.

“Finance Party” means the Arranger, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

net liabilities owing in respect of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above,

and, in each case, excluding any indebtedness or liability in respect of any of the items referred to paragraphs (a) to (i) above to the extent owed by one member of the Group to another member of the Group.

“Funding Rate” means any individual rate notified by a Lender to the Security Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

“GAAP” means generally accepted accounting principles in Denmark including IFRS.

“Group” means the Company and its Subsidiaries for the time being.

“Group Purchaser” has the meaning given to that term in the definition of Permitted Sale in this Clause 1.1.

“Group Structure Chart” means the group structure chart showing all members of the Group.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Security Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Security Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Security Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Security Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Security Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Initial Margin” means the percentage per annum set out in the margin ratchet included in the definition of “Margin” opposite the relevant Leverage Ratio range based on the Leverage Ratio as set out in a certificate signed by the CFO of the Company delivered to the Security Agent as part of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) and setting out pro forma Leverage Ratio (assuming drawing of the Loan and application of the proceeds therefrom).

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, judicial manager, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurance Assignment” means, in relation to a Collateral Vessel, the assignment of Insurances and Requisition Compensation in respect of that Collateral Vessel made or to be made between the relevant Vessel Owner and the Security Agent.

“Insurance Undertakings” means the undertakings set out in Part II of Schedule 11 (Collateral Vessels and Insurance Undertakings).

“Insurances” means, in relation to a Collateral Vessel, all policies and contracts of insurance required pursuant to the Insurance Undertakings (including all entries of that Collateral Vessel in a protection and indemnity or war risks association) and which are taken out or entered into by or for the benefit of the Vessel Owner of that Collateral Vessel in connection with that Collateral Vessel (including all benefits and claims and return of premiums relating to such policies and contracts).

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan,

each as of 11.00 a.m. on the Quotation Day for dollars.

“Legal Opinion” means any legal opinion delivered to the Security Agent under Clause 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors).

“Legal Reservations” means:

(a)

the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)

the time barring of claims under applicable limitation laws (including the Danish Limitation Act (in Danish: lov om forældelse af fordringer)), defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of any stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d)	the principle that a Danish court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(e)	similar principles, rights and defences under the laws of any Relevant Jurisdiction;

(f)	any Security Documents not being enforceable as a result of an express agreement in the Finance Documents not to take the necessary actions required to perfect such Security Documents; and

(g)	any other matters of law of general application which are set out as qualifications or reservations (however described) in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party as a “Lender” in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate as of 11.00 a.m. on the Quotation Day for dollars and for a period equal in length to the Interest Period of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate).

“ListCo” has the meaning given to it in the definition of Demerger.

“ListCo Accession Date” means the date on which ListCo has acceded to this Agreement as an Additional Borrower and/or Additional Guarantor pursuant to Clause 2.4 (ListCo Accession).

“LMA” means the Loan Market Association.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

“LTV Testing Date” has the meaning given to it in paragraph (a) of Clause 20.5 (Valuations).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction).

“Margin” means the Initial Margin, but if no Event of Default has occurred and is continuing and the Company has delivered its latest quarterly Compliance Certificate at the time required under paragraph (a) or (b) of Clause 19.2 (Compliance Certificate), as applicable, then the Margin for the Loan will be the percentage per annum set out below opposite that range based on the relevant Leverage Ratio as confirmed by that Compliance Certificate:

Leverage Ratio	Margin (% p.a.)
More than 4.0:1	2.90
Less than or equal to 4.0:1 but more than 3.0:1	2.70
Less than or equal to 3.0:1 but more than 2.0:1	2.25
Less than or equal to 2.0:1 but more than 1.0:1	2.05
Less than or equal to 1.0:1	1.80

Any change in the Margin shall take effect three Business Days after receipt by the Security Agent of the Compliance Certificate and the financial statements for that Relevant Period (or by reference to the Company’s management accounts (as applicable)) pursuant to Clause 19.2 (Compliance Certificate) confirming the change in Margin. For the purpose of determining the Margin, “Leverage Ratio” and “Relevant Period” shall be determined in accordance with Clause 20.1 (Financial definitions).

While an Event of Default is continuing or if the Company fails to deliver a Compliance Certificate at the time required under Clause 19.2 (Compliance Certificate), the Margin for the Loan shall be the highest percentage per annum set out above.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations, the legality, validity or enforceability of the Finance Documents.

“Material Employment Contract” means, with respect to any Collateral Vessel, any drilling contract entered into on or after the Closing Date between a member of the Group and any third party (which is not itself a member of the Group) with an initial fixed term duration (including any optional extension periods, provided that the option to extend is a unilateral right for the member of the Group’s counterparty that can be exercised without (i) the consent of the relevant member of the Group or (ii) being subject to a right for the relevant member of the Group to renegotiate the pricing or other terms of such contract) in excess of 18 months.

“Material Intra-Group Loans” means any loan or credit owing between an Obligor as the creditor and another Obligor as the debtor, the principal amount of which exceeds USD 10,000,000 (or its equivalent in any other currency) and the actual or intended duration of which is longer than 6 Months.

“Minimum Coverage Threshold” has the meaning ascribed to it in Clause 20.6 (Security Coverage Ratio).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (b) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The rules above will only apply to the last Month of any period.

“Mortgage” means, in relation to a Collateral Vessel, a first priority vessel mortgage governed by the laws of the Approved Flag of that Collateral Vessel made or to be made between the relevant Vessel Owner and the Security Agent.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lenders).

“Non-Consenting Lender” has the meaning given to that term in Clause 35.6 (Replacement of Lender).

“Obligor” means a Borrower or a Guarantor.

“Original Financial Statements” means the special purpose combined financial statements of Maersk Drilling for the financial years ended 31 December 2017, 31 December 2016 and 31 December 2015.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as the Borrower or a Guarantor (as the case may be).

“Original Obligor” means the Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Sale” means any sale, transfer or other disposal of (i) any Collateral Vessel by a Vessel Owner, or (ii) the shares in a Vessel Owner, in each case, to a member of the Group (a “Group Purchaser”).

“Prepayment Cash Collateral” has the meaning ascribed to it in paragraph (b)(i) of Clause 7.3 (Replacement or release of Collateral Vessel).

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Quotation” means any quotation supplied to the Security Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Security Agent at its request by the Reference Banks as either:

(a)	if:

(i)	the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)	it consists of a single figure

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market.

“Reference Banks” means such entities as may be appointed by the Security Agent in consultation with the Company with the consent of that entity.

“Relevant Amount” means, in relation to any Collateral Vessel an amount which equals the total outstanding Loan multiplied by a fraction equal to that Collateral Vessel’s Fair Market Value divided by the aggregate Fair Market Value of all Collateral Vessels.

“Relevant Date” means, in relation to any Collateral Vessel:

(a)	in the case of a Third Party Sale of that Collateral Vessel, the date on which title is transferred to that Collateral Vessel;

(b)	in the case of a Total Loss of that Collateral Vessel, the Total Loss Date; and

(c)	in the case of an Arrest of that Collateral Vessel, the date of such Arrest.

“Relevant Jurisdiction” means:

(a)	the Original Jurisdiction of each Obligor and the jurisdiction of incorporation of each other member of the Group; and

(b)	the jurisdiction whose laws govern any of the Security Documents.

“Relevant Market” means the London interbank market.

“Repayment Date” means each of 15 March, 15 June, 15 September and 15 December each year on which a Repayment Instalment is to be paid, with the first Repayment Date being 15 June 2019.

“Repayment Instalment” means each instalment for repayment of the Loan referred to in Clause 6.1 (Repayment of Loan).

“Repeating Representations” means each of the representations set out in Clauses 18.2 (Status) to 18.6 (Validity and admissibility in evidence), paragraph (c) of Clause 18.12 (Financial statements), Clause 18.13 (Pari passu ranking) and paragraph (b) of Clause 18.18 (Sanctions).

“Replacement Collateral Vessel” means each such replacement vessel or vessels which is or are:

(a)

(i)	in aggregate (if applicable) of equal or greater Fair Market Value than the Collateral Vessel it is, or they are, replacing no more than 60 Business Days prior to the proposed date of replacement;

(ii)	classed with an Approved Classification Society;

(iii)	flagged under an Approved Flag; and

(iv)	either a semi-sub or a drillship acceptable to the Lenders (acting reasonably); or

(b)	otherwise acceptable to the Lenders.

“Replacement Documents” has the meaning set out in the definition of Replacement Vessel Date.

“Replacement Vessel Date” means, in relation to any Replacement Vessel Period and a Replacement Collateral Vessel, the day on which the Security Agent receives:

(a)	the Vessel Security Package over such Replacement Collateral Vessel executed by the applicable Vessel Owner in favour of the Security Agent;

(b)

such legal opinions as are reasonably required by the Security Agent including but not limited to a legal opinion concerning the Vessel Owner in respect of that Replacement Collateral Vessel, registration of the Replacement Collateral Vessel and the Vessel Security Package; and

(c)	copies of the documents set out in paragraphs 1 and 4 of Part I of Schedule 2 (Conditions Precedent) in relation to that Replacement Collateral Vessel,

(together, the “Replacement Documents”) and each such Replacement Document shall be in substantially the same form as delivered to the Security Agent pursuant to Part I of Schedule 2 (Conditions Precedent) in relation to the Collateral Vessel subject to the relevant Vessel Prepayment Event (or in any other form acceptable to the Security Agent).

“Replacement Vessel Period” means the period commencing on the Relevant Date and terminating on the earlier of (i) the date falling five Business Days after the Company has notified the Security Agent that it no longer intends to pursue a Replacement Collateral Vessel; (ii) the Replacement Vessel Date and (iii) 180 days after the date the prepayment amount would (but for any postponement pursuant to paragraph (a)(i) of Clause 7.3 (Replacement or release of Collateral Vessel)) would have fallen due pursuant to Clause 7.2 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Vessel).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition” means, in relation to any Collateral Vessel:

(a)

any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or compulsory acquisition of that Collateral Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Collateral Vessel (including any hijacking or theft) by any person whatsoever.

“Requisition Compensation” means, in relation to any Collateral Vessel, all compensation or other moneys payable to the relevant Vessel Owner by reason of any Requisition of that Collateral Vessel in the exercise or purported exercise of any lien or claim.

“Reserve Account” means an account held in the name of the Company or a Vessel Owner and blocked and pledged to the Security Agent on terms reasonably satisfactory to the Security Agent.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Person” means:

(a)	any person or entity that is listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of persons);

(b)

any person or entity that is domiciled, resident, or has its main place of business in or is incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)

any entity that is directly or indirectly owned or controlled by, or any person or entity acting on behalf of a person and/or entity referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means any economic or financial sanctions laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes, or any other comprehensive trade restrictions imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means:

(a)	the United States (“US”) including, for the avoidance of doubt, the US Department of the Treasury’s Office of Foreign Assets Controls (“OFAC”);

(b)	the United Nations Security Council;

(c)	the European Union or any of its member states where a member of the Group or any Finance Party is incorporated;

(d)	the United Kingdom;

(e)	Singapore;

(f)	the Norwegian State; or

(g)	any member state of the European Economic Area where a member of the Group or a Lender is incorporated,

including, in each case, any other governmental institution or authority of any of the foregoing.

“Sanctions List” means any list of persons or entities being the subject of any Sanctions published by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Sanctions or Anti-Corruption Event” means a breach by an Obligor of any of the representations or undertakings under Clauses 18.18 (Sanctions), 18.19 (Anti-Corruption) or 21.6 (Sanctions and Anti-Corruption Undertaking) unless such breach is, in the Security Agent’s reasonable discretion, capable of remedy and is, unless otherwise agreed to in writing by the Security Agent (acting on the instructions of the Lenders), remedied within 15 Business Days of the earlier of (1) the Security Agent giving notice to the Company and (2) the Company becoming aware of the occurrence of such event.

“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Security Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Coverage Ratio” means at any relevant time, an amount (expressed as a percentage) which is equal to (A/B) x 100, where:

A =

the aggregate of the Fair Market Values of all the Collateral Vessels (other than any Collateral Vessels to which a Replacement Vessel Period applies) and any additional cash or collateral already provided to restore the Minimum Coverage Threshold; and

B =	the Loan outstanding.

“Security Documents” means each of the documents listed as being a Security Document in paragraph 2(d) of Part I of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Security Agent under paragraph 9 of Part II of Schedule 2 (Conditions Precedent), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Share Charge” means, in relation to a Vessel Owner, the Security over 100% of the shares of that Vessel Owner, made or to be made between its shareholder and the Security Agent.

“Subordination Agreement” means an agreement concerning the subordination of Material Intra-Group Loans to be made between the Obligors, the relevant debtors in respect of Material Intra-Group Loans and the Security Agent.

“Subsidiary” means a subsidiary undertaking (in Danish: dattervirksomhed) within the meaning of sections 5 – 7 of the Danish Companies Act.

“Syndicated Facilities Agreement” means the USD 1,550,000,000 term and revolving facilities agreement for the Original Company dated 6 December 2018 entered into between, inter alia, the Original Company as original company and original borrower and DNB Bank ASA as agent and security trustee.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Sheet” means the term sheet concerning the Facility signed by the Original Lender on 3 December 2018 and accepted by the Original Company on 3 December 2018.

“Termination Date” means the earlier of:

(a)	the date falling seven years after the Closing Date; and

(b)	15 December 2025.

“Third Party Sale” means any sale, transfer or other disposal of (i) any Collateral Vessel by a Vessel Owner, or (ii) the shares in a Vessel Owner, in each case, to a person that is not a Group Purchaser.

“Total Commitments” means the aggregate of the Commitments, being USD 350,000,000 at the date of this Agreement.

“Total Loss” means, in relation to a Collateral Vessel:

(a)	the actual, constructive, compromised, agreed or arranged total loss of that Collateral Vessel; or

(b)	any Requisition of that Collateral Vessel unless that Collateral Vessel is returned to the full control of the relevant Obligor within ninety (90) days of such Requisition.

“Total Loss/Arrest Prepayment Date” means, where a Collateral Vessel has become a Total Loss or subject to an Arrest:

(a)

if and to the extent that the Relevant Amount payable as a result of the Total Loss or Arrest, in the reasonable opinion of the Lenders is not covered by insurance proceeds or Requisition Compensation payable in respect of such Collateral Vessel, the date falling one Month after its Total Loss Date; and

(b)

if and to the extent that the Relevant Amount payable as a result of the Total Loss or Arrest, in the reasonable opinion of the Lenders is covered by insurance proceeds or Requisition Compensation payable in respect of such Collateral Vessel, the earlier of:

(i)	within five Business Days after which the insurance proceeds or Requisition Compensation for such Total Loss or Arrest are paid by insurers or the relevant government entity; and

(ii)

six Months after the Relevant Date in respect of such Total Loss or Arrest, provided, however, that such period shall be extended to 12 Months after the Relevant Date in respect of such Total Loss or Arrest, if the Security Agent receives such confirmation of cover from the relevant insurer or government entity as the Security Agent may reasonably require.

“Total Loss Date” means, in relation to the Total Loss of a Collateral Vessel:

(a)	in the case of an actual loss of that Collateral Vessel, the date on which it occurred or, if that is unknown, the date when that Collateral Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Collateral Vessel, the earliest of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers;

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the Total Loss happened; and

(iii)

the date of any compromise, arrangement or agreement made by or on behalf of the Company with that Collateral Vessel’s insurers in which the insurers agree to treat that Collateral Vessel as a Total Loss; and

(c)	in the case of a Requisition, the date ninety (90) days after the date upon which the Requisition occurred.

“Total Loss Proceeds” means the insurance proceeds and any other proceeds receivable by the Company or the relevant Vessel Owner for any Total Loss.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Security Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Security Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a utilisation of the Faciltiy by way of the Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request).

“Valuation Date” means any date (other than an LTV Testing Date) on which aggregate Fair Market Value of the Collateral Vessels is tested by reference to the valuation obtained on such date by, and at the cost of, the Security Agent in accordance with Clause 20.5 (Valuations).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vessel Owner” means

(a)	any Original Vessel Owner; and

(b)	any Subsidiary of the Company which has become an Additional Guarantor in accordance with Clause 24.4 (Additional Guarantors),

which, in each case, owns one or more Collateral Vessels.

“Vessel Prepayment Event” means, with respect to any Collateral Vessel:

(a)	a Third Party Sale;

(b)	an Arrest; or

(c)	a Total Loss,

in each case, of that Collateral Vessel.

“Vessel Security Package” means:

(a)	in respect of each Collateral Vessel or Replacement Collateral Vessel:

(i)	a Deed of Covenant;

(ii)	a Mortgage;

(iii)	an Insurance Assignment; and

(iv)

a first priority earnings assignment in respect of any Material Employment Contracts if and to the extent required under (and if so on the terms reflected in) paragraph 1.16 (Quiet enjoyment undertakings) of Part I of Schedule 11 (Collateral Vessels and Insurance Undertakings) and othwerise on terms to be agreed between the Company and the Security Agent (each acting reasonably).

(b)	in respect of each Vessel Owner:

(i)	an Account Charge (if applicable); and

(ii)	a Share Charge.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)

the “Arranger”, the “Security Agent”, any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(iv)	a “group of Lenders” includes all the Lenders;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Copenhagen time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4	Exercise of rights of Security Agent while DSF is sole Lender

For so long as DSF is the sole Lender, DSF shall be entitled to exercise, in its capacity as Lender, the rights vested in DSF in its capacity as Security Agent under the Finance Documents.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Security Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors’ Agent

(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

2.4	ListCo Accession

(a)

At any time after the date of this Agreement and notwithstanding Clause 24.2 (Replacement of the Borrower) and Clause 24.4 (Additional Guarantors), the Company may request that ListCo becomes an Additional Borrower and/or Additional Guarantor. The Company must ensure that ListCo becomes an Additional Guarantor no later than 60 days after completion of the Demerger.

(b)

Subject to compliance with the provisions of paragraphs (d) and (e) of Clause 19.6 (“Know your customer” checks) and provided that the Demerger has occurred or will occur concurrently therewith, ListCo shall become an Additional Borrower and/or Additional Guarantor if the Company delivers to the Security Agent:

(i)	a duly completed and executed Accession Letter; and

(ii)	the documents and evidence listed in paragraphs 2, 3, 4, 7 and 12 of Part II of Schedule 2 (Conditions Precedent) in relation to ListCo,

each in form and substance satisfactory to the Security Agent.

(c)

Provided that the Original Company and ListCo have delivered the Debt Assumption Certificate to the Security Agent, and provided that ListCo has acceded to this Agreement as an Additional Borrower pursuant to paragraphs (a) and (b) above, the Parties to this Agreement confirm that with effect on and from the date of the Debt Assumption Certificate being countersigned by the Security Agent (which the Security Agent shall be obliged to do provided that the conditions in paragraphs (a) and (b) have been satisfied):

(i)

the Loan utilised by the Original Company shall automatically be transferred to and assumed by ListCo together with all of the Original Company’s rights, obligations and liabilities as Borrower under this Agreement and the other Finance Documents;

(ii)

the Original Company and the Finance Parties shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Demerger Discharged Rights and Obligations”); and

(iii)

ListCo and each Finance Party shall assume obligations towards one another and/or acquire rights against one another which differ from the Demerger Discharged Rights and Obligations only insofar as ListCo and that Finance Party have assumed and/or acquired the same in place of the Original Company and that Finance Party.

(d)

Provided that a Resignation Letter has been delivered to the Security Agent, and provided that the Original Company and ListCo has delivered the Debt Assumption Certificate to the Security Agent pursuant to paragraph (c) above and such Debt Assumption Certificate has been countersigned by the Security Agent, the Parties to this Agreement confirm that with effect on and from the date of the Debt Assumption Certificate is countersigned by the Security Agent, the Original Company shall cease to be the Borrower and a Guarantor and shall have no further rights or obligations under the Finance Documents.

(e)

For the avoidance of doubt, each Guarantor confirms for the benefit of the Finance Parties that all guarantee obligations owed by it under Clause 17 (Guarantee and Indemnity) of this Agreement shall (a) remain in full force and effect notwithstanding the accession of ListCo pursuant to this Clause 2.4 and (b) extend to any obligations assumed by ListCo under the Finance Documents as a result of this Clause 2.4.

(f)

For the avoidance of doubt, each Obligor confirms for the benefit of the Finance Parties that, the Security created by it pursuant to each Security Document to which it is a party shall (a) remain in full force and effect notwithstanding the accession of ListCo pursuant to this Clause 2.4 and (b) continue to secure all obligations of the Obligors under the Finance Documents and (b) extend to any obligations assumed by ListCo under the Finance Documents as a result of this Clause 2.4.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the:

(a)	the financing of the Collateral Vessels and the payment of initial dividends; and/or

(b)	the general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date, the Security Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Security Agent. The Security Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Security Agent in writing to the contrary before the Security Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Security Agent to give that notification. The Security Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Event of Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

(c)	no Total Loss Date has occurred;

(d)

based on the valuation statements of the Collateral Vessels provided by the Company pursuant to paragraph 4(c) of Part I of Schedule 2 (Conditions precedent), the Company complies with the Minimum Coverage Threshold; and

(e)

no event has occurred which triggers a requirement on the Borrower to mandatorily prepay the Loan pursuant to Clause 7.4 (Change of control, change of name or change of representation in the board of ListCo).

4.3	Maximum number of Utilisations

(a)	The Borrower may not deliver more than one Utilisation Request and only for a single Utilisation.

(b)	The Borrower may not request that the Loan be divided if, as a result of the proposed division, more than one Loan would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Security Agent of a duly completed Utilisation Request not later than 11.00 am three Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request for Loan

(a)	The Utilisation Request for the Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(ii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested.

5.3	Lenders’ participation

If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loan

(a)	The Borrower shall repay the Loan made to it

(i)	quarterly on each Repayment Date in equal instalments in the amount of USD 6,000,000 commencing on 15 June 2019; and

(ii)	a balloon payment payable on the Termination Date equal to the remaining outstanding principal amount of the Loan.

(b)	If the Facility is not utilised in full, the instalments (including the balloon payment) shall be reduced on a pro rata basis.

(c)

Schedule 13 (Repayment Schedule) contains a repayment schedule based on a full utilisation of the Facility and a new repayment schedule will be provided by the Security Agent if the Facility is not utilised in full and in case of any prepayment of the Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful (including, without limitation, if a Lender is in breach of any Sanctions) for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Security Agent upon becoming aware of that event;

(b)	upon the Security Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to Clause 35.6 (Replacement of Lender), the Borrower shall repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Security Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Security Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Mandatory Prepayment – Total Loss, sale or Arrest of a Collateral Vessel

(a)

If a Collateral Vessel is the subject of a Vessel Prepayment Event, the Company shall, subject to the right of the Company to request that such Collateral Vessel be replaced with a Replacement Collateral Vessel and that Prepayment Cash Collateral is provided into the Reserve Account pursuant to Clause 7.3 (Replacement or release of Collateral Vessel):

(i)	if the Vessel Prepayment Event with respect to the Collateral Vessel is a Third Party Sale, on the Relevant Date; or

(ii)	if the Vessel Prepayment Event with respect to the Collateral Vessel is a Total Loss or Arrest, on the Total Loss/Arrest Prepayment Date,

prepay the Relevant Amount in accordance with paragraph (b) below, save where Total Loss Proceeds are paid to the Security Agent, in which case the Security Agent shall apply the Total Loss Proceeds up to the amount of the Relevant Amount towards prepayment of the Loan and the Company shall prepay any amount by which the Relevant Amount exceeds the Total Loss Proceeds. Any balance of the proceeds from a Third Party Sale or any balance of Total Loss Proceeds not required for prepayment shall, unless a Default has occurred and is continuing, be at the free disposal of the Borrower. If a Default or an Event of Default has occurred and is continuing, all proceeds from a Third Party Sale and any Total Loss Proceeds shall be applied towards prepayment of the Loan.

(b)	A prepayment pursuant to paragraph (a) above shall be applied to reduce the instalments of the Loan (including any balloon payment) on a pro rata basis.

(c)

To the extent that any Total Loss Proceeds are paid to the Company or a Vessel Owner, the Company shall promptly notify the Security Agent of the date on which the Company or the Vessel Owner receives any Total Loss Proceeds and the amount of those Total Loss Proceeds.

(d)

To the extent that any Total Loss Proceeds in excess of the Relevant Amount are received by the Security Agent in accordance with paragraph (a) above and no Default or Event of Default has occurred and is continuing, the Security Agent shall promptly notify the Company of the same and shall hold the amount of such excess for the account of for the applicable Vessel Owner and promptly pay that amount to the applicable Vessel Owner (or as the Company may otherwise direct).

7.3	Replacement or release of Collateral Vessel

(a)

In circumstance where a Collateral Vessel is the subject of a Vessel Prepayment Event, and provided no Default or Event of Default has occurred and is continuing, the Company may by giving 14 days’ notice to the Security Agent require that such Collateral Vessel is replaced with a Replacement Collateral Vessel, provided that

(i)

the Company or relevant Vessel Owner shall provide cash collateral in USD in an amount equal to the Relevant Amount in respect of that Vessel Prepayment Event (“Prepayment Cash Collateral”) in the Reserve Account on or before the date the prepayment amount would otherwise have fallen due pursuant to Clause 7.2 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Vessel) and upon providing such Prepayment Cash Collateral, the due date in respect of the Vessel Prepayment Event shall be postponed until the expiry of the Vessel Replacement Period;

(ii)	the owner(s) of the Replacement Collateral Vessel shall be approved by the Lenders (acting reasonably);

(iii)	the the Replacement Collateral Vessel is acceptable to the Lenders (acting reasonably); and

(iv)

the Security Coverage Ratio after such replacement shall not be lower than the Security Coverage Ratio (including for the avoidance of doubt the Collateral Vessel being replaced) prior to such replacement and shall exceed the Minimum Coverage Threshold. If the Fair Market Value of the Collateral Vessels after a replacement is significantly above the outstanding amount of the Loan, the Lenders will look positively at releasing the Security in respect of the Collateral Vessel which is the subject of the Vessel Prepayment Event.

(b)

The Security Agent shall give notice to the Company as soon as practicable and no later than 14 days from receiving the notice from the Company referred to in paragraph (a) of this Clause 7.3 as to whether or not the conditions for replacement are satisfied. In the affirmative:

(i)

the Company and the Lenders shall agree on how the part of the Loan related to the Collateral Vessel being replaced shall be adjusted to mirror the age of the Replacement Collateral Vessel as determined by the Security Agent (subject to an adjustment of the Margin to be agreed if the profile of the allocated part of the Loan is extended materially)

(ii)	the Company shall deliver (or procure the delivery of) the Replacement Documents to the Security Agent; and

(iii)	the Company shall ensure that the relevant owner of the Replacement Collateral Vessel accedes to this Agreement as an Additional Guarantor,

following which, without delay:

(A)	the Prepayment Cash Collateral shall be released in full to the Company or relevant Vessel Owner (as applicable);

(B)	the Security in respect of that Collateral Vessel shall be released; and

(C)	the Company shall pay a replacement fee of USD 5,000 to the Security Agent for its own account.

(c)	Upon the expiry of the Replacement Vessel Period, if the Replacement Vessel Date has not occurred, the Company shall:

(i)	prepay the Relevant Amount in accordance with paragraph 7.2(b) of Clause Clause 7.2 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Vessel); or

(ii)	instruct the Security Agent to apply the Prepayment Cash Collateral held in relation to the relevant Vessel Prepayment Event in satisfaction of that prepayment.

(d)

Upon prepayment of the Relevant Amount and provided that no Default or Event of Default has occurred and is continuing, any Prepayment Cash Collateral shall be immediately released to the Company. If such prepayment is not made when due, the Security Agent is authorised by the Company to apply any Prepayment Cash Collateral held in relation to the relevant Vessel Prepayment Event in satisfaction of that prepayment.

7.4	Change of control, change of name or change of representation in the board of ListCo

(a)	If:

(i)	any person or group of persons acting in concert other than the Majority Shareholders gains control, directly or indirectly, of more than 50% of the voting and/or ordinary shares of the Company;

(ii)	the Majority Shareholders cease to own, directly or indirectly, at least 20% of the voting and/or ordinary shares of the Company;

(iii)

“Maersk” ceases, without the prior consent of the Security Agent, to form part of the name of (a) one or more of the Collateral Vessels save where specifically required under a charter entered into for the relevant Collateral Vessel and (b) the corporate name of either (i) Maersk Drilling Holding A/S or (ii) another company, which is the direct or indirect holding company of the Vessel Owners and which is a direct subsidiary of ListCo; or

(iv)	following completion of the Demerger, A.P. Møller Holding A/S ceases to be represented in the board of directors of ListCo,

then in each case:

(A)

the Company shall promptly notify the Security Agent upon becoming aware of that event following which the Lenders shall negotiate in good faith with the Company for a period of 60 days with a view to agreeing terms and conditions that are acceptable to the Company and the Lenders for continuing the Facility (the “Negotiation Period”);

(B)	during the Negotiation Period, a Lender shall not be obliged to fund a Utilisation);

(C)

if no agreement is reached within the Negotiation Period, the Security Agent shall, if a Lender so requires not later than 30 days after the end of the Negotiation Period, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Utilisations and amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above:

(i)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal);

(ii)	“Majority Shareholders” means A.P. Møller Holding A/S, A.P. Møller – Mærsk A/S, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond or Den A.P. Møllerske Støttefond;

(iii)	“control” means the power (by way of ownership of shares, proxy, contract or otherwise) to cast, or control the casting of, votes that might be cast at a general meeting of the Company; and

(iv)	A. P. Møller Holding A/S shall be “represented in the board of directors of ListCo” if at least one member of the board of directors of ListCo:

(A)

is an employee or a member of the management board or board of directors of A.P. Møller Holding A/S or APMH Invest A/S and/or a member of the board of directors of A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal; or

(B)

was put up as a candidate for the board of directors of ListCo based on a proposal from A.P. Møller-Holding A/S, APMH Invest A/S and/or A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal.

If a person ceases to satisfy the requirements set out in paragraph (a) above, the person will still be considered a representative of A.P. Møller Holding A/S until the next ordinary general meeting of ListCo. is at all times appointed by A.P. Møller Holding A/S.

7.5	Mandatory Prepayment – Sanctions or Anti-Corruption Event

(a)	Upon the occurrence of a Sanctions or Anti-Corruption Event:

(i)

upon becoming aware of such event (prior to the commencement of any applicable remedy period), any Lender or the Company shall promptly notify the Security Agent of the occurrence and the date on which it became aware of such event, and the Security Agent shall promptly notify each (other) Lender and, if applicable, the Company;

(ii)	a Lender shall not be obliged to participate in any Utilisation; and

(iii)

if a Lender so requests (no later than 60 days after becoming aware of such event (or such longer period agreed between that Lender and the Company)) by delivering a notice to the Company through the Security Agent, the Company shall within 20 Business Days of any such request prepay that Lender’s portion of all outstanding Utilisations, together with accrued interest, break costs and all other amounts owing to such Lender under the Finance Documents, and that Lender’s Commitment will immediately be cancelled.

7.6	Voluntary cancellation

The Company may, if it gives the Security Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000 and in integral multiples of USD500,000) of the Facility. Any cancellation under this Clause 7.6 shall reduce the Commitments of the Lenders rateably under the Facility.

7.7	Voluntary prepayment of Loan

(a)

The Borrower may, if it gives the Security Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of USD 5,000,000 and in integral multiples of USD 500,000).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Facility is fully Utilised).

(c)	Any prepayment of the Loan under this Clause 7.7 shall be applied pro rata against the instalments of the Loan (including any balloon payment).

7.8	Prepayment and release in relation to a Collateral Vessel

(a)

Provided that no Default or Event of Default has occurred and is continuing, the Company may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice identifying one or more Collateral Vessels and the Relevant Amounts applicable to such Collateral Vessels, prepay (i) an amount at least equal to the Relevant Amount for such Collateral Vessel(s) and (ii) such additional amount, which shall ensure that the Security Coverage Ratio is the same or higher after the release of such Collateral Vessels as before such release and that the Security Coverage Ratio exceeds the Minimum Coverage Threshold, such prepayments to be applied in accordance with paragraph (b) below. As soon as reasonably possible after such prepayment, the Security Agent shall release to the relevant Vessel Owner any Security over or in respect of that Collateral Vessel and provided that the relevant Vessel Owner does not own any other Collateral Vessel, the Security Agent shall also release any Security in respect of the shares in the relevant Vessel Owner, and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release.

(b)	Any prepayment under this Clause 7.8 shall be applied pro rata against the instalments of the Loan (including any balloon payment).

7.9	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	any Lender becomes a Non-Consenting Lender under Clause 35.6 (Replacement of Lender),

the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or replacement continues, give the Security Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations or give the Security Agent notice of its intention to replace that Lender in accordance with Clause 35.6 (Replacement of Lender).

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation.

(d)

(i)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Security Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Security Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

7.10	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and:

(i)	subject to any Break Costs and Break Funding Costs; and

(ii)	otherwise without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Security Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)

If all or part of any Lender’s participation in a Utilisation under the Facility is repaid or prepaid and is not available for redrawing, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

7.11	Application of prepayments

Any prepayment of a Utilisation pursuant to Clause 7.7 (Voluntary prepayment of Loan) shall be applied pro rata to each Lender’s participation in that Utilisation.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable

(a)	Margin; and

(b)	LIBOR,

provided that, the rate of interest shall not in any case be less than zero.

8.2	Payment of interest

The Borrower to which the Loan has been made shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Security Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Security Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Security Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Security Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	Each Interest Period shall be three (3) calendar months or any other period agreed between the Borrower and the Security Agent (acting on the instructions of the Lenders).

(b)	An Interest Period for the Loan shall not extend beyond the Termination Date.

(c)

The first Interest Period of the Loan shall start on the Utilisation Date and end on 15 March 2019 and each subsequent Interest Period shall start on the last day of its preceding Interest Period and end on the next Repayment Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)

Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	the currency of the Loan; or

(ii)	the Interest Period of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of noon on the Quotation Day for the currency of the Loan and for a period equal in length to the Interest Period of the Loan.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for the Loan and Clause 10.4 (Cost of funds) shall apply to the Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)

Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Security Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50 per cent. of the Loan) that the cost to it of funding its participation in the Loan from the wholesale market for the relevant currency would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Security Agent by that Lender as soon as practicable and in any event within three Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)

If this Clause 10.4 applies and the Security Agent or the Company so requires, the Security Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 10.4 applies pursuant to Clause 10.2 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

10.5	Notification to Company

If Clause 10.4 (Cost of funds) applies, the Security Agent shall, as soon as is practicable, notify the Company.

10.6	Break Costs

(a)

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party (provided that the Borrower has been provided with the calculation of such Break Costs) its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Security Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.7	Break Funding Costs

(a)

The Borrower shall, within three Business Days of demand by DSF, pay to DSF (provided that the Borrower has been provided with the calculation of such Break Funding Costs) its Break Funding Costs attributable to all or any part of the Loan being prepaid.

(b)	The Break Funding Costs shall be determined by DSF and shall be binding on the Borrower save for manifest errors.

(c)	For the avoidance of doubt, any Break Funding Costs shall be in addition to and not in substitution of any Break Costs.

11.	FEES

11.1	Commitment fee

(a)

The Company shall pay to the Security Agent (for the account of each Lender) a fee in USD computed at the rate of 30% of the Initial Margin per annum on that Lender’s Available Commitment under the Facility for the Availability Period

(b)

The accrued commitment fee is payable on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Security Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Handling fee

The Company shall pay to the Security Agent (for its own account) a handling fee of USD 5,000 for each change of flag of a Collateral Vessel and each substitution of a Collateral Vessel in accordance with Clause 7.3 (Replacement or release of Collateral Vessels).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and which under section 2(1)(d) of the Danish Corporate Tax Act (in Danish: Selskabsskatteloven) (subject to the completion of any necessary formalities) is entitled to receive interest payments under a Finance Document without the Obligor paying the interest being required to make any Tax Deduction in respect of Danish Tax, provided that the Original Lender shall always be deemed to be a Qualifying Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding made by an Obligor for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Security Agent accordingly. Similarly, a Lender shall notify the Security Agent on becoming so aware in respect of a payment payable to that Lender. If the Security Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax, if on the date on which the payment falls due, the payment could have been made by that Obligor to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or published concession of the relevant taxing authority.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Security Agent for the Finance Party entitled to the payment other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)

The Company shall (within three Business Days of demand by the Security Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)

would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Security Agent of the event which will give, or has given, rise to the claim, following which the Security Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Security Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Security Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender; or

(b)	a Qualifying Lender.

If such a Lender fails to indicate its status in accordance with this Clause 12.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Security Agent which category applies (and the Security Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 12.7 to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Security Agent and the Security Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Security Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)

the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV to the extent that such costs were not reasonably capable of calculation by the relevant Finance Party on the date of this Agreement or, if later, on the date on which the relevant Finance Party became party to this Agreement.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document;

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel

III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(iii)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Security Agent of the event giving rise to the claim, following which the Security Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Security Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(v)	attributable to the implementation or application of or compliance with Basel III or CRD IV unless the Finance Party claiming such Increased Cost:

(A)	makes that claim within six Months of the relevant cost being incurred; and

(B)

confirms to the Company that it is generally claiming equivalent costs from all or substantially all similar borrowers of similar creditworthiness in respect of all or substantially all similar loans; or

(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Company.

14.3	Indemnity to the Security Agent

The Company shall within five Business Days of demand indemnify the Security Agent against any cost, loss or liability incurred by the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)

to the extent the incurrence and amount of such costs have been pre-approved by the Company in writing (save to the extent a Default is continuing at the time such costs are incurred (or contracted to be incurred) and only for costs incurred (or, in relation to costs incurred directly as a result of the entry into of such contract without being subject to further work being performed, contracted to be incurred) whilst a Default is continuing, in which case no prior approval in writing shall be required), instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

14.4	Further indemnity to the Security Agent

(a)

The Company shall within five Business Days of demand indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability (together with any applicable VAT) incurred by any of them as a result of:

(i)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(ii)	the taking, holding, protection or enforcement of the Transaction Security;

(iii)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent, each Receiver and each Delegate by the Finance Documents or by law;

(iv)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(v)	whilst a Default is continuing, instructing lawyers, accountants, tax advisers, surveyors, a financial adviser or other professional advisers or experts as permitted under this Agreement; or

(vi)

acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), or Clause 13 (Increased costs).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall within five Business Days of demand (provided that such demand is accompanied by, in the reasonable opinion of the Company, sufficient information to make payment) pay the Arranger and the Security Agent, the amount of all costs and expenses reasonably incurred (including, but not limited to, legal fees) by any of them in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)

(if and to the extent agreed between the Security Agent and the Company up to a maximum amount as agreed separately between the Security Agent and the Company) any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 29.10 (Change of currency),

the Company shall, within five Business Days of demand (provided that such demand is accompanied by, in the reasonable opinion of the Company, sufficient information to make payment), reimburse the Security Agent, if and to the extent agreed between the Security Agent and the Company, for the amount of all costs and expenses (including, but not limited to, legal fees) up to a maximum amount as agreed separately between the Security Agent and the Company reasonably incurred by the Security Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise), restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Security Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with Clause 29 (Payment mechanics).

17.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.11	Danish Guarantee limitations

(a)	Notwithstanding anything set out to the contrary in any of the Finance Documents, and without prejudice to any general guarantee limitations contained in any of the Finance Documents:

(i)

the Specified Obligations of Maersk Drilling A/S shall be limited to an amount equivalent to the Equity of Maersk Drilling A/S at the date of this Agreement, it being acknowledged by Maersk Drilling A/S that its Equity at the date of this Agreement including after giving effect to the contemplated initial dividends exceeds the amount of the Total Commitments; and

(ii)	the Specified Obligations of Maersk Drilling Deepwater A/S shall be limited to an amount equivalent to:

(A)	the higher of:

(1)	the Equity of Maersk Drilling Deepwater A/S at the time(s) Maersk Drilling Deepwater A/S is requested to make a payment in respect of such Specified Obligations; and

(2)	the Equity of Maersk Drilling A/S at the date of this Agreement;

(B)	less the value of the Collateral Vessel owned by Maersk Drilling Deepwater A/S from time to time.

(b)

Nothing in this Clause 17.11 shall limit the Transaction Security and the Security Documents which shall secure any and all present and future liabilities and obligations at any time due, owing or incurred by each Obligor to any Secured Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity without any limitations.

(c)	For the purpose of this Clause 17.11:

(i)

“Equity” means, in respect of Maersk Drilling A/S or Maersk Drilling Deepwater A/S (as applicable), its equity (in Danish: egenkapital) at the relevant time based on its most recent financial statements prepared in accordance with GAAP; and

(ii)	“Specified Obligations” means, in respect of Maersk Drilling A/S or Maersk Drilling Deepwater A/S (as applicable), its obligations and liabilities under Clause 17 (Guarantee and Indemnity).

17.12	Additional Guarantor guarantee limitations

Any obligations assumed by an Additional Guarantor pursuant to this Clause 17 shall be subject to any guarantee limitations which may be agreed with the Lenders and set out in the Accession Letter executed by such Additional Guarantor pursuant to Clause 24.4 (Additional Guarantors).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

18.1	General

(a)	The Company makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

(b)

Each other Obligor makes the representations and warranties set out in this Clause 18 (other than the representations and warranties set out in paragraph (a) of Clause 18.10 (No default), Clause 18.11 (No misleading information), Clause 18.12 (Financial statements), Clause 18.18 (Sanctions) and Clause 18.19 (Anti-corruption) which are made by the Company only) to each Finance Party on the date of this Agreement in respect of itself and its assets only.

18.2	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any of its assets to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.6	Validity and admissibility in evidence

All material Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

18.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of each of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction.

(b)	Subject to the Legal Reservations, any judgment obtained in Denmark in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdiction.

18.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to the Original Lender.

18.9	No filing or stamp taxes

Except as specified in any Legal Opinion, under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of first Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.11	No misleading information

(a)

All written factual information relating to the Company and the Group and provided by the Company in connection with the entry into this Agreement (the “Information”) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has been omitted from the Information that results in the Information being untrue or misleading in any material respect.

18.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied (save that disclosures according to IFRS 1 on first-time adoption of IFRS are not included).

(b)

The Original Financial Statements fairly present its consolidated financial condition as at the end of the relevant financial year and consolidated operations during the relevant financial year, save in respect of any minor adjustments made to the Original Financial Statements as a result of the separation of Maersk Drilling from A.P. Moller – Maersk and any related adjustments to the financial reporting for Maersk Drilling as a separate entity.

(c)

Save as set out in paragraphs (a) and (b) above and in paragraph (c) of Clause 19.3 (Requirements as to financial statements), the most recent financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements):

(i)	were prepared in accordance with GAAP consistently applied; and

(ii)	fairly present the Company’s consolidated financial condition as at the end of, and its consolidated operations for, the period to which they relate.

18.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings

(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, has or is reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

(b)	No judgment or order of a court, arbitral body or agency which has or is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it.

18.15	No breach of laws

It has not breached any law or regulation applicable to it which breach has or is reasonably likely to have a Material Adverse Effect.

18.16	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use all material assets necessary to carry on its business as presently conducted to an extent which is not reasonably likely to have a Material Adverse Effect.

18.17	Legal and beneficial owner

It is the legal owner and beneficial owner of the assets subject to the Transaction Security.

18.18	Sanctions

(a)

The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by it, its Subsidiaries and their respective directors and officers with all applicable Sanctions.

(b)	Neither the Company nor any of its Subsidiaries or their respective directors, employees or officers is a Restricted Person.

(c)	Neither the Company nor any of its Subsidiaries or their respective directors or officers or, to the best of its knowledge, employees is in breach of Sanctions.

(d)

Neither the Company nor its Subsidiaries or their respective directors, employees or officers is, to the Company’s knowledge, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority concerning any Sanctions.

18.19	Anti-Corruption

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.20	Repetition

The Repeating Representations are deemed to be made (by reference to the facts and circumstances then existing) on:

(a)	by the Obligors, the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor in respect of itself and its assets only.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Security Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within 120 days after the end of each of its financial half years, its unaudited consolidated financial statements for that period; and

(c)

as soon as they become available, but in any event within 180 days after the end of its financial years, annual audited financial statements of each Obligor (other than the Company) including balance sheet and profit and loss statement.

19.2	Compliance Certificate

(a)

The Company shall supply to the Security Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements) (that is, for each period ending on 31 December and 30 June), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20.2 (Financial condition) as at the date as at which those financial statements were drawn up.

(b)

The Company shall supply to the Security Agent, within 120 days of each Compliance Certificate Quarter Date (that is, each of 31 March and 30 September), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with 20.2 (Financial condition) by reference to its management accounts as at that Compliance Certificate Quarter Date and for such purposes including the additional information provided for in the schedule appended to the form of Compliance Certificate included in Schedule 8 (Form of Compliance Certificate).

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Company.

19.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Company pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Company shall procure that each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial statements), and each set of management accounts used to calculate compliance with is prepared using GAAP.

(c)

(i)

The Company shall procure that each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of:

(A)	in the case of the financial statements for the financial year ended 31 December 2018, the Original Financial Statements; or

(B)	in the case of the financial statements delivered thereafter, the 2018 Financial Statements,

unless, in relation to any set of financial statements, it notifies the Security Agent that there has been a change in GAAP, the accounting practices or reference periods, and delivers to the Security Agent:

(C)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(D)

sufficient information, in form and substance as may be reasonably required by the Security Agent, to enable the Lenders to determine whether Clause 20.2 (Financial condition) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements, save in respect of any minor adjustments made to the 2018 Financial Statements as a result of the separation of Maersk Drilling from A.P. Moller – Maersk and any related adjustments to the financial reporting for Maersk Drilling as a separate entity.

(ii)	If the Company notifies the Security Agent of a change in accordance with paragraph (c) above then the Company and Security Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to “those financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

The Company shall supply to the Security Agent (in sufficient copies for all the Lenders, if the Security Agent so requests):

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (or against the directors of any member of the Group), in respect of which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(b)

promptly upon becoming aware of them, the details of inquiry, claim, action, suit, proceedings or investigation against an Obligor in relation to Sanctions that has not been withdrawn, settled or finally resolved within 30 days of the relevant Obligor being notified thereof;

(c)	promptly upon becoming aware of them, the details of any material Environmental Claim which has been commenced against any Obligor; and

(d)

promptly, such further information regarding the financial condition, business and operations of any Obligor, which is readily available without giving rise to any material cost to the Group and which can be delivered without breach of any confidentiality obligations binding on any Obligor, as any Finance Party (through the Security Agent) may reasonably request.

19.5	Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Security Agent (the “Designated Website”) if:

(i)	the Security Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Security Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Security Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Security Agent shall notify the Company accordingly and the Company shall supply the information to the Security Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Security Agent with at least one copy in paper form of any information required to be provided by it.

(b)

The Security Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Security Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Security Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Security Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Security Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Security Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

19.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Security Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Obligor shall promptly upon the request of the Security Agent or any Lender supply, or procure the supply of such documentation and information as the Security Agent or the Lender deems necessary and/or advisable in order to comply with customer due diligence as required by the Danish Act on Measures to Prevent

Money Laundering and Financing of Terrorism or any similar regulations in any other jurisdiction including without limitation:

(i)

copy of group structure chart covering the borrower(s), the guarantor(s) and any security provider(s) (the “Customers”) evidencing the ownership and control structure of the Customers including ownership stake belonging to beneficial owners (other than listed companies) meaning the natural person(s) who ultimately owns or controls more than 20% of the shares or voting rights in the Customers or, if no such person(s) are identified or if there is any doubt that the person(s) identified are the beneficial owner(s), the natural person(s) who hold the position of senior management (day-to-day management) in (prior to the Demerger) A.P. Møller – Mærsk A/S or (after the Demerger), ListCo;

(ii)

copies of proof of identity of the Customers and any beneficial owner (other than listed companies) (or, if no such person(s) are identified or if there is any doubt that the person(s) identified are the beneficial owner(s), the natural person(s) who hold the position of senior management (day-to-day management) in the relevant Customer) and of any signatories, each from a reliable and independent source in such form as specified by the Security Agent or the Lender,

(iii)	copies of signing authority of any person executing a document on behalf of the Customers in such form as specified by the Security Agent or the Lender,

(iv)

upon request by the Security Agent or a Lender, a statement from the Customers confirming that the documents, data or information previously provided to a Lender as part of (i)-(iii) above is up-to-date. Alternatively, such updated documents, data or information.

(c)

Each Lender shall promptly upon the request of the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Security Agent (for itself) in order for the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(d)

The Company shall, by not less than ten Business Days’ prior written notice to the Security Agent, notify the Security Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(e)

Following the giving of any notice pursuant to paragraph (d) above, if the accession of such Additional Obligor obliges the Security Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Security Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Security Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.	FINANCIAL COVENANTS AND SECURITY COVERAGE RATIO

20.1	Financial definitions

In this Clause 20:

“Book Equity Value” means, in respect of each Relevant Period, the total book equity of the Group as at the last day of that Relevant Period and determined by reference to “Total equity” from the financial statements of the Group for that Relevant Period and delivered to the Security Agent pursuant to paragraphs (a) or (b) of Clause 19.1 (Financial statements) (or by reference to the Company’s management accounts (as applicable)).

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 60 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)

there is no Security over that cash except for any Security constituted by a netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facility.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)

which has a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P Global Ratings or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 90 days’ notice;

(f)

any Danish one year fixed or variable rate mortgage bonds (in Danish: realkreditobligationer), covered bonds (in Danish: særligt dækkede obligationer) and covered mortgage bonds (in Danish: særligt dækkede realkreditobligationer);

(g)

any Danish mortgage bonds (in Danish: realkreditobligationer), ship mortgage bonds (in Danish: skibskreditobligationer), covered bonds (in Danish: særligt dækkede obligationer) and covered mortgage bonds (in Danish: særligt dækkede realkreditobligationer) other than those referred to in paragraph (f) above, provided that such bonds are issued within the same series as bonds issued to fund a mortgage loan or ship mortgage loan (as applicable) to a member of the Group and that relevant mortgage loan or ship mortgage loan (as applicable) can be redeemed or prepaid by the delivery of such bonds, up to an amount corresponding to the outstanding amount of such mortgage loan or ship mortgage loan (as applicable); or

(h)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

“Consolidated EBITDA” means, in respect of any Relevant Period, consolidated EBITDA for that Relevant Period as determined by reference to “Profit/loss” in the financial statements of the Group for that Relevant Period and delivered to the Security Agent pursuant to paragraphs (a) or (b) of Clause 19.1 (Financial statements) (or by reference to the Company’s management accounts (as applicable)).

“Consolidated Total Net Debt” means, in respect of each Relevant Period, the aggregate amount of all obligations of the Group for or in respect of Indebtedness for Borrowed Money as at the last date of that Relevant Period (calculated on a consolidated basis) and determined from the financial statements of the Group for that Relevant Period and delivered to the Security Agent pursuant to paragraphs (a) or (b) of Clause 19.1 (Financial statements) (or by reference to the Company’s management accounts (as applicable)) but deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time.

“EBITDA” means operating profit of the Group before taxation:

(a)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis);

(b)	not including any accrued interest owing to any member of the Group;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group;

(d)	before taking into account any exceptional, one off, non-recurring or extraordinary items; and

(e)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset.

“Equity Ratio” means, in respect of any Relevant Period, the amount of Book Equity Value as at the last day of that Relevant Period divided by the amount of Total Assets as at the last day of that Relevant Period.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g) and (h) of the definition of “Financial Indebtedness”.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

“Liquidity” means, at any time, the amount of Cash plus the aggregate amount of undrawn or unutilised credit, liquidity or debt commitments provided or made available to any member of the Group under any committed credit arrangement at such time (whether in the form of loan or credit facilities, notes, bonds or other debt securities) provided that such credit, liquidity or debt commitments will remain committed for a period of not less than 365 days from the date of such calculation.

“Total Assets” means, in respect of any Relevant Period, the total assets of the Group as determined by reference to “Total assets” from the financial statements of the Group for that Relevant Period and delivered to the Security Agent pursuant to paragraphs (a) or (b) of Clause 19.1 (Financial statements) (or by reference to the Company’s management accounts (as applicable)).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 months ending on or about the last day of each Financial Quarter.

20.2	Financial condition

The Company shall ensure that:

(a)	Leverage

The Leverage Ratio shall not at any time after the Closing Date be greater than 4.75:1.

(b)	Minimum Liquidity

The Liquidity shall not at any time after the Closing Date be less than USD 200,000,000.

(c)	Minimum Equity Ratio

The Equity Ratio shall not at any time after the Closing Date be less than 35%.

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements (or management accounts (as applicable)) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

20.4	Most favoured lender

(a)	If the Syndicated Facilities Agreement includes or is at any time after the date of this Agreement amended to include financial covenants that are more beneficial to the lenders than the financial covenants under this Agreement (the “New Financial Covenants”), then the Company shall promptly deliver a notice in writing to the Security Agent (a “Most Favoured Notice”) which shall include a reasonably detailed description of the New Financial Covenants (together with the wording of the relevant financial covenant provision).

(b)	For the purpose of this Clause “financial covenants” shall not include any minimum value clauses.

(c)

Following the delivery of a Most Favoured Notice, the New Financial Covenants shall be deemed incorporated, mutatis mutandis, as if set forth fully in this Agreement, if requested by the Security Agent in writing. The Company shall execute and deliver to the Security Agent and/or shall procure the execution by the Parties and delivery to the Security Agent of amendment agreements and other documents as the Security Agent may request in connection with any adjustments requested under this Clause 20.4.

20.5	Valuations

(a)	Subject to paragraph (b) below, the aggregate Fair Market Value of the Collateral Vessels shall be tested

(i)	semi-annually (each a “LTV Testing Date”) on 30 June and 31 December of each calendar year; and

(ii)	at any other time requested by the Security Agent (a Valuation Date),

in each case by reference to valuation reports obtained in accordance with this Clause 20.5.

(b)

The Fair Market Value of a Collateral Vessel shall mean the arithmetic average of valuations obtained from two Approved Valuers appointed by the Company (or the owner of the relevant Collateral Vessel) provided however that if the valuations in respect of a Collateral Vessel differ by more than 15% of the value of the lower valuation, the Security Agent shall be entitled to obtain a third valuation from one other Approved Valuer appointed by the Security Agent and the Fair Market Value of that Collateral Vessel shall be the arithmetic average of valuations of all three valuations so obtained. Each such valuation shall:

(i)	be issued by each Approved Valuer on a date not earlier than thirty (30) days prior to the relevant LTV Testing Date;

(ii)	be made without physical inspection of any Collateral Vessel or her classification records;

(iii)

be made on the basis that the Collateral Vessel is in sound average condition for her type and age, in class without recommendations, equipped according to maximum rated capacity and is ready to operate;

(iv)	be made on a charter-free basis;

(v)	be made on the assumption that the Collateral Vessel will have a useful lifespan of twenty-five (25) years; and

(vi)	be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer at an easily accessible delivery location,

or, if requested by the Company, be made on such other basis or assumptions as agreed between the Company and the Security Agent.

(c)	Valuations shall be in Dollars.

(d)	The cost of the following valuations shall be borne by the Company:

(i)	any valuation provided for the purposes of Part I of Schedule 2 (Conditions Precedent);

(ii)	each semi-annual valuation referred to in paragraph (a)(i) above and any third valuation referred to in paragraph (b) above if required in connection with such semi-annual valuation;

(iii)	each valuation obtained for the purposes of a sale or replacement of a Collateral Vessel; and

(iv)	each valuation obtained by the Security Agent following the occurrence of an Event of Default which is continuing,

and the cost of any other valuations obtained by the Security Agent which do not fall within sub-paragraphs (i) to (iv) above (including, for the avoidance of doubt, on any Valuation Date) shall be borne by the Security Agent.

20.6	Security Coverage Ratio

(a)

If on any LTV Testing Date or Valuation Date the Security Coverage Ratio is less than one hundred and thirty five per cent (135%) (the “Minimum Coverage Threshold”), then the Borrower shall within thirty (30) days of a demand by the Security Agent either prepay such part of the Loan as may be necessary in order to comply with the Minimum Coverage Threshold (the “MCT Shortfall”) or shall provide either (i) cash collateral in an amount equal to the MCT Shortfall, or (ii) additional security in an amount at least equal to the MCT Shortfall, such security and the documentation relating thereto to be acceptable to the Security Agent.

(b)

The Company shall by no later than 30 days after each LTV Testing Date, issue in favour of the Security Agent a compliance certificate in relation to the Minimum Coverage Threshold signed by the Chief Financial Officer of the Company in the form agreed by the Company and the Lenders, attaching the valuation reports of the Collateral Vessels obtained in accordance with this Clause 20.6.

20.7	Over-collateralization

To the extent an Obligor has provided additional cash collateral or security to cure an MCT Shortfall pursuant to Clause 20.6 (Security Coverage Ratio), and such MCT Shortfall is shown to be restored on a subsequent LTV Testing Date (and would remain restored even if the additional cash collateral or additional security is released) and provided that no Default or Event of Default has occurred and is continuing, the Security Agent shall at the request of the Company as soon as practically possible release to the Obligors that additional cash or security and the Security Agent shall execute such agreements, give such notices and do such other things as the Company may request to give effect to such release.

20.8	Permitted Sales

(a)	The Company may by 14 days’ notice to the Security Agent conduct a Permitted Sale of a Collateral Vessel, provided that

(i)	the proposed new Vessel Owner is a wholly owned Subsidiary of the Company acceptable to the Lenders (acting reasonably);

(ii)	the Company shall ensure that the relevant owner of the Collateral Vessel accedes to this Agreement as an Additional Guarantor;

(iii)	the Company has paid a fee of USD 5,000 to the Security Agent for its own account;

(iv)	the Company shall prior to or simultaneously with such Permitted Sale deliver to the Security Agent

(A)	the Vessel Security Package over such Collateral Vessel executed by the proposed new Vessel Owner in favour of the Security Agent;

(B)

such legal opinions as are reasonably required by the Security Agent including but not limited to the proposed new Vessel Owner in respect of that Collateral Vessel, registration of the Collateral Vessel and the Vessel Security Package; and

(C)	copies of the documents set out in paragraphs 1 and 4 of Part I of Schedule 2 (Conditions Precedent) in relation to that Replacement Collateral Vessel,

(together, the “Permitted Sale Documents”) and each such Permitted Sale Document shall be in substantially the same form as delivered to the Security Agent pursuant to Part I of Schedule 2 (Conditions Precedent) in relation to the Collateral Vessel subject to such Permitted Sale (or in any other form acceptable to the Security Agent).

(b)

Provided that the conditions set out in paragraph (a) above have been satisfied, the Security Agent shall at the request of the Company promptly release any Security over a Collateral Vessel provided by the previous Vessel Owner and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release.

20.9	Third Party Sales

Provided that all of the conditions set out in Clause 7.2 (Mandatory Prepayment – Total Loss, sale or arrest of a Collateral Vessel) have been satisfied in full, including the mandatory prepayment of the Loan required pursuant thereto is received by the Security Agent, the Security Agent shall at the request of the Company promptly release to the relevant Vessel Owner or third party purchaser (as applicable) any Security over a Collateral Vessel or that Vessel Owner (as applicable) which is to be the subject of Third Party Sale, and the Security Agent shall execute such agreements, give such notices and do such other things which are necessary to give effect to such release

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under the Finance Documents in a manner which would or would reasonably be likely to have a Material Adverse Effect.

21.2	Merger

(a)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction other than:

(i)	the Demerger; or

(ii)	any amalgamation, demerger, merger, corporate reconstruction or other similar arrangement on a solvent basis between members of the Group.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or disposal of any asset not prohibited under the terms of this Agreement.

21.3	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

21.4	Dividends

The Company shall be permitted to pay dividends, make distributions to its shareholders or repurchase shares provided that:

(a)	no Default or Event of Default is continuing or would result from such payment, distribution or repurchase of shares; and

(b)	both before and immediately after giving effect to such dividend, distribution or repurchase of shares, the Company can demonstrate (pro forma) compliance with Clause 20.2 (Financial condition).

21.5	Change of ownership

(a)	The Company shall procure that no Obligor (other than the Company) ceases to be a wholly-owned Subsidiary of the Company without the prior written consent of the Majority Lenders.

(b)	Paragraph (a) does not apply to any:

(i)	change in the direct ownership of the Original Company resulting from the Demerger; or

(ii)	sale, transfer or other disposal of any shares in a Vessel Owner pursuant to a Third Party Sale.

21.6	Sanctions and Anti-Corruption

(a)

The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors and officers with anti-corruption laws and applicable Sanctions.

(b)

The Company shall not (and shall ensure that no member of the Group will) directly or (to the best of its knowledge) indirectly use all or any part of the proceeds of the Facility to, or lend, contribute or otherwise make available such proceeds to, or for the benefit of, any person or entity (whether or not related to any member of the Group) for the purposes of financing the activities of, or business or transactions with, any Restricted Person or which would otherwise cause any Obligor or Finance Party to be in breach of any Sanctions.

(c)

No Obligor shall (and the Company shall ensure that no other member of the Group will, and shall instruct its agents and representatives not to) take any action that results in it or any Finance Party becoming a Restricted Person.

21.7	Arm’s length terms

(a)	No Obligor will enter into any transaction with any Affiliate (which is not a member of the Group) except on arm’s length terms.

(b)	Until the Demerger, paragraph (a) does not apply to any intra-Group transactions, and for the avoidance of doubt, shall not apply to any transactions with A.P. Møller – Mærsk A/S and its subsidiaries.

21.8	Collateral Vessels and Insurance

(a)	The Company and each Obligor (to the extent applicable to it) shall comply with the Collateral Vessels Undertakings and the Insurance Undertakings.

(b)

The Security Agent is entitled to take out MII and MAPP insurance for 110% of the Relevant Amount of the relevant Collateral Vessel, on the account of the Lenders. When placing MII/MAPP cover the Security Agent shall be permitted to disclose information to brokers/underwriters necessary for purposes of effecting such cover including i.a. name of the Collateral Vessel, IMO no. and the size of any outstanding indebtedness secured by the Collateral Vessel.

21.9	Subordination of Material Intra-Group Loans

The Company shall ensure that if a Material Intra-Group Loan comes into existence after the Closing Date, then (if not already subordinated pursuant to the Subordination Agreement) the obligations in respect of such Material Intra-Group Loan shall be subordinated (provided that so long as no Event of Default is continuing, the relevant Obligor shall not be required to obtain any consents to make payments, amend the terms of or otherwise freely operate such Material Intra-Group Loans in their discretion) on the terms set out in the Subordination Agreement at the time such Material Intra-Group Loan comes into existence.

21.10	Security Documents

The Company shall, subject as set out below, ensure that the following Security Documents shall be executed and perfected and remain in full force and effect from the Utilisation and, unless released in accordance with the terms of the Finance Documents, as long as any amount is outstanding under the Finance Documents, subject only to the Legal Reservations:

(a)	in respect of each Collateral Vessel:

(i)

a Deed of Covenants, to the extent required pursuant to the definition of “Deed of Covenants” (noting, for the avoidance of doubt, that no Deed of Covenants is required to be executed by Maersk Drilling Deepwater A/S in respect of the Collateral Vessel “Mærsk Developer”);

(ii)	a Mortgage;

(iii)	an Insurance Assignment; and

(b)	in respect of each Vessel Owner:

(i)

an Account Charge (if applicable, and noting that the establishment of an Account Charge in respect of each of the Collateral Vessels “Maersk Venturer”, “Maersk Voyager” and “Mærsk Developer” is a condition subsequent pursuant to Clause 21.11 (Conditions subsequent));

(ii)	a Share Charge; and

(iii)

a first priority earnings assignment in respect of any Material Employment Contracts if and to the extent required under (and if so on the terms reflected in) paragraph 1.16 (Quiet enjoyment undertakings) of Part I of Schedule 11 (Collateral Vessels and Insurance Undertakings) and othwerise on terms to be agreed between the Company and the Security Agent (each acting reasonably).

21.11	Conditions subsequent

The Company shall procure:

(a)

that the Account Charge (and any notice or other document required to be provided under such Account Charge) over the Earnings Account in respect of each of the Collateral Vessels “Maersk Venturer” and “Maersk Voyager” is executed by the relevant Vessel Owner and delivered to the Security Agent together with such legal opinions and corporate documents which the Security Agent may require, all in a form and substance acceptable to the Security Agent and to be delivered to the Security Agent as soon as reasonably practicable following the Closing Date and no later than 2 Months following the date of this Agreement;

(b)

that the Account Charge (and any notice or other document required to be provided under such Account Charge) over the Earnings Account in respect of the Collateral Vessel “Mærsk Developer” is executed by the relevant Vessel Owner and delivered to the Security Agent together with such legal opinions and corporate documents which the Security Agent may require, all in a form and substance acceptable to the Security Agent and to be delivered to the Security Agent as soon as reasonably practicable following the entry into of any drilling contract in respect of “Mærsk Developer” between a member of the Group and any third party and no later than on the due date of the first payment of earnings under such drilling contract;

(c)

the registration of the Security Documents executed by Maersk Drillship IV Singapore Pte. Ltd. with ACRA within the applicable time limits and deliver evidence of such registration to the Security Agent; and

(d)

that the articles of association of Maersk Drillship IV Singapore Pte. Ltd. be amended in a manner as set out in Schedule 14 (Changes to articles of association) following the Closing Date and delivery of evidence of such changes to the Agent no later than 2 Months following the date of this Agreement.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.13 (Acceleration), Clause 22.14 (Powers following an Event of Default) and Clause 22.15 (Clean-up period)).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

payment is made within three Business Days of its due date.

22.2	Financial covenants and other obligations

(a)	Any requirement of Clause 20.2 (Financial condition) is not satisfied.

(b)	The Company breaches its obligation to restore the Security Coverage Ratio to comply with the Minimum Coverage Threshold under paragraph (a) of Clause 20.6 (Security Coverage Ratio).

22.3	Other obligations

(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment), Clause 22.2 (Financial covenants and other obligations), Clause 21.6 (Sanctions and Anti-Corruption) and Clause 21.10 (Security Documents)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within:

(i)	(in relation to Clause 19 (Information undertakings) and Clause 21 (General Undertakings), including the Collateral Vessel Undertakings but excluding the Insurance Undertakings) 15 Business Days; and

(ii)

(in relation to any of the other obligations expressed to be assumed by it in any of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment), Clause 22.2 (Financial covenants and other obligations), Clause 21.6 (Sanctions and Anti-Corruption), Clause 21.10 (Security Documents) and paragraph (i) above) 30 Business Days, of the earlier of (A) the Security Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.4	Failure to Insure

(a)	A Collateral Vessel is not insured in accordance with the Insurance Undertakings.

(b)

No Event of Default under paragraph (a) above will occur in respect of any of the Insurance Undertakings set out in paragraphs 1.6 (Copies of policies; letters of undertaking), 1.7 (Copies of certificates of entry), 1.8 (Deposit of original policies), 1.13 (Provision of copies of communications) and 1.14 (Provision of information) of Part II of Schedule 11 (Collateral Vessels and Insurance Undertakings) if the failure to comply is capable of remedy and is remedied within 15 Business Day of the earlier of (A) the Security Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.5	Misrepresentation

(a)

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than those made or deemed to be made in Clause 18.18 (Sanctions) and Clause 18.19 (Anti-Corruption)) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation or breach of warranty are capable of remedy and are remedied within 15 Business Days of the earlier of (A) the Security Agent giving notice to the Company and (B) the Company becoming aware of the misrepresentation or breach of warranty.

22.6	Cross default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 22.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (b) above is equal to or less than USD 20,000,000 (or its equivalent in any other currency or currencies).

22.7	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is voluntarily applied for by an Obligor in respect of any of its indebtedness.

(c)

No Event of Default under paragraph (a)(iii) above will occur if the circumstances giving rise to the commencement of negotiations are capable of remedy and are remedied within 30 days of the earlier of (A) the Security Agent giving notice to the Company and (B) the Company (or Obligor) commencing such negotiations.

22.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor other than a solvent liquidation or reorganisation of an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor), receiver, administrative receiver, administrator, judicial manager, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of an Obligor having an aggregate value of USD 20,000,000,

or any analogous procedure or step is taken in any jurisdiction.

(b)

This Clause 22.8 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement in relation to a Vessel Owner, provided that it shall not be an Event of Default where, in any Relevant Jurisdiction, such discharge, stay or dismissal is not achieved within the time period referred to above solely as a result of legal or procedural impediments, in circumstances where the relevant Obligor provides evidence satisfactory to the Majority Lenders (acting reasonably) that such winding-up petition is being diligently and promptly contested in good faith, and (i) the petition is frivolous or vexatious, and (ii) the relevant, discharge, stay or dismissal can reasonably be expected to be granted or approved.

22.9	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor.

(b)	Paragraph (a) above does not apply to any expropriation, attachment, sequestration, distress or execution (“attachment”):

(i)	affecting assets with an aggregate value (with all other assets affected by the same attachment) of less than USD 20,000,000; or

(ii)	which is discharged:

(A)	within 30 days; or

(B)

if the Company provides evidence satisfactory to the Majority Lenders (acting reasonably) that the Group has adequate funds immediately available to it to effect the discharge of the relevant attachment, within such longer period as is necessary in light of the laws and judicial procedures of the relevant jurisdiction, to discharge the attachment.

22.10	Security Documents

(a)
(i)	The Company does not comply with Clause 21.10 (Security Documents); or

(ii)	subject to the Legal Reservations, any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective,

in each case to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents.

(b)	No Event of Default under paragraph (a) above will occur:

(i)	(in relation to paragraph (a)(i) above) if the failure to comply does not relate to a Mortgage or Insurance Assignment and is capable of remedy and is remedied within 30 Business Days; and

(ii)	(in relation to paragraph (a)(ii) above) if the cessation of effectiveness does not relate to a Mortgage or Insurance Assignment and is capable of remedy and is remedied within 30 days,

of the earlier of (A) the Security Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply or cessation of effectiveness (as applicable).

22.11	Unlawfulness

(a)

Subject to the Legal Reservations it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents.

(b)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the unlawfulness are capable of remedy and are remedied within 30 days of the earlier of (A) the Security Agent giving notice to the Company and (B) the Company becoming aware of such unlawfulness.

22.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Security Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Company:

(i)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Security Agent on the instructions of the Majority Lenders; and/or

(b)	exercise, or direct the Security Agent to exercise, in each case, with notice to the Company, any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

22.14	Powers following an Event of Default

If at any time after the occurrence of an Event of Default which is continuing, the Security Agent shall become immediately entitled (but not bound) and without the necessity for the Security Agent to serve any notice or take any action or for any court order in any jurisdiction to the effect that an Event of Default has occurred or that the Security constituted by the Mortgages have become enforceable:

(a)

to take possession of the Collateral Vessels (or any of them) whether actually or constructively and/or otherwise to take control of the Collateral Vessels (or any of them) wherever they may be and cause the Obligors or any other person in possession of the Collateral Vessels (or any of them) forthwith upon demand to surrender the Collateral Vessels (or any of them) to the Security Agent without legal process and without the Security Agent being liable for any losses caused by such actions or to account to the Obligors in connection with the same;

(b)

to require that all policies, contracts, certificates of entry and other instruments relating to the Insurances (including details of, and correspondence concerning, outstanding claims) be delivered to such adjusters and/or brokers and/or other insurers as the Security Agent may nominate;

(c)

to collect, recover, compromise and give a good discharge for, all claims then outstanding or arising subsequently under the whole or any part of the Insurances or in respect of the whole or any part of the Collateral Vessels (or any of them), or Requisition Compensation;

(d)	to discharge, compound, release or compromise claims in respect of the whole or any part of the Collateral Vessels (or any of them), the Insurances or Requisition Compensation;

(e)

to sell the Collateral Vessels (or any of them) or any share or interest in them with or without prior notice to the Obligors, and with or without the benefit of any charter, by public auction or private contract at any time, at any place and upon any terms (including, without limitation, on terms that all or any part or parts of the purchase price be satisfied by shares, loan stock or other securities and/or be left outstanding as a debt, whether secured or unsecured and whether carrying interest or not) which the Security Agent may think fit, with power for the Security Agent to purchase the Collateral Vessels (or any of them) at any such public auction and to set off the purchase price against all or any part of the Obligors’ obligations under the Finance Documents;

(f)

to manage, insure, maintain and repair the Collateral Vessels (or any of them) and to charter, employ, lay up or in any other manner whatsoever deal with the Collateral Vessels (or any of them), upon any terms and for any period which the Security Agent may think fit, in all respects as if the Security Agent were the owner of the Collateral Vessels and without the Security Agent or any other Finance Party being responsible for any loss incurred as a result of or in connection with any such action;

(g)	to apply to any authority in any country where the Collateral Vessels (or any of them) may be located for an attachment or enforcement order;

(h)

to take over or commence or defend (if necessary using the names of the Obligors) any claims or proceedings relating to, or affecting, any Charged Property which the Security Agent may think fit and to abandon, release or settle in any way any such claims or proceedings; and

(i)	generally, to enter into any transaction or arrangement of any kind and to do anything in relation to any Charged Property which the Security Agent may think fit.

The Security Agent’s rights under this Clause 22.14 shall be in additiona to the Security Agent’s rights under the Security Documents and shall not in any way limit the Security Agent’s rights under the Security Documents.

22.15	Clean-up period

Notwithstanding any other provision of any Finance Document, any Default or Event of Default (other than pursuant to any Sanctions or Anti-Corruption Event, a breach of Clause 18.2 (Status), Clauses 18.3 (Binding obligations), 18.6 (Validity and admissibility in evidence), 18.13 (Pari passu ranking), 18.16 (Good title to assets), 18.17 (Legal and beneficial owner) and Clause 21.8 (Collateral Vessels and Insurance), Clauses 22.1 (Non-payment) 22.2 (Financial covenants and other obligations), 22.4 (Failure to Insure), 22.7 (Insolvency), 22.8 (Insolvency proceedings), 22.10 (Unlawfulness) and 22.11 (Repudiation)) directly or indirectly resulting from or arising as a consequence of the Demerger (for these purposes including any associated, preparatory, intermediate, requisite or related corporate action, transaction or reorganisation by any member of the Group and any agreement or contract entered into or obligations assumed or acquired by or otherwise retained by or applicable to any member of the Group in connection with or resulting from the Demerger) will be deemed not to be a Default or an Event of Default (as the case may be) provided that:

(a)

it is capable of remedy and the Company and the relevant member of the Group are taking reasonable steps to remedy the Default or Event of Default (as applicable) as soon as reasonably practicable; and

(b)	the relevant circumstances giving rise to the Default or Event of Default (as applicable) are not reasonably likely to result in a Material Adverse Effect.

If the relevant circumstances are continuing on or after 30 June 2019, there shall be a Default or Event of Default (as the case may be) notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	sub-participate or sub-contract any of its rights and obligations,

to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Company consent

The consent of the Company is required for an assignment, transfer, sub-participation or sub-contract by an Existing Lender unless such assignment or transfer is made after an Event of Default has occurred and is continuing or is made to an Affiliate of the Existing Lender.

23.3	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)

receipt by the Security Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Security Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(ii)

performance by the Security Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Security Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Security Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Security Agent (for its own account) a fee of USD 5,000.

23.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.6	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Company consent) and Clause 23.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Security Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Security Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Security Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.7	Procedure for assignment

(a)

Subject to the conditions set out in Clause 23.2 (Company consent) and Clause 23.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Security Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Security Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Security Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 23.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Company consent) and Clause 23.3 (Other conditions of assignment or transfer).

23.8	Copy of Transfer Certificate or Assignment Agreement to Company

The Security Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation send to the Company a copy of that Transfer Certificate or Assignment Agreement.

23.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23.9, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.10	Pro rata interest settlement

(a)

If the Security Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for transfer) or any assignment pursuant to Clause 23.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 23.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

Subject to Clause 2.4 (ListCo Accession), no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Replacement of the Borrower

(a)

The Company may in accordance with the provisions of paragraph (a) of Clause 2.4 (ListCo Accession) request that ListCo becomes an Additional Borrower. ListCo shall become an Additional Borrower if the provisions of paragraph (b) of Clause 2.4 (ListCo Accession) are complied with.

(b)

The Security Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraph (b)(ii) of Clause 2.4 (ListCo Accession).

(c)

Other than to the extent that the Majority Lenders notify the Security Agent in writing to the contrary before the Security Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Security Agent to give that notification. The Security Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.3	Resignation of the Original Borrower

The Company may request that the Original Borrower ceases to be a Borrower in accordance with the provisions of paragraph (d) of Clause 2.4 (ListCo Accession) and that ListCo shall become the Borrower.

24.4	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (d) and (e) of Clause 19.6 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Security Agent a duly completed and executed Accession Letter; and

(ii)

the Security Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Security Agent.

(b)

The Security Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)

Other than to the extent that the Majority Lenders notify the Security Agent in writing to the contrary before the Security Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Security Agent to give that notification. The Security Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Security Agent a Resignation Letter if:

(i)	the Original Company is resigning pursuant to paragraph (d) of Clause 2.4 (ListCo Accession); or

(ii)

the Guarantor is resigning as a result of it ceasing to own any Collateral Vessels pursuant to the provisions of Clause 7.3 (Replacement or release of Collateral Vessel), Clause 7.8 (Prepayment and release in relation to a Collateral Vessel), Clause 20.7 (Over-collateralization), Clause 20.8 (Permitted Sales) or Clause 20.9 (Third Party Sales) and all conditions set out therein have been satisfied; or

(iii)	all the Lenders have consented to the resignation of that Guarantor.

(b)

Any resignation by a Guarantor shall be subject to the Security Agent countersigning the Resignation Letter, other than in respect of the Original Company resigning pursuant to paragraph (d) of Clause 2.4 (ListCo Accession), which shall only be subject to the conditions described in paragraph (d) of Clause 2.4 (ListCo Accession). The Security Agent shall countersign the Resignation Letter and notify the Company and the Lenders thereof if:

(i)

the Security Agent is obliged to execute such Resignation Letter pursuant to Clause 7.3 (Replacement or release of Collateral Vessel), Clause 7.8 (Prepayment and release in relation to a Collateral Vessel), Clause 20.7 (Over-collateralization), Clause 20.8 (Permitted Sales) or Clause 20.9 (Third Party Sales);

(ii)	no Default or Event of Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(iii)	no payment is due from the Guarantor under Clause 17.1 (Guarantee and indemnity),

whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE SECURITY AGENT AND THE ARRANGER

25.1	Appointment of the Security Agent

(a)	Each of the Arranger and the Lenders appoints the Security Agent to act as its agent and security agent under and in connection with the Finance Documents.

(b)

Each of the Arranger and the Lenders authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Any Security Documents shall be granted by the relevant parties to the Security Agent as security agent (in Danish: fuldmægtig) for the Finance Parties in accordance with Chapter 4 the Danish Capital Markets Act. Each of the Finance Parties appoints the Security Agent as security agent (in Danish: fuldmægtig) to receive and hold the assets covered by any Security Documents on behalf of and for the benefit of the Finance Parties and the Security Agent agrees to receive and hold the assets covered by the Security Documents accordingly.

25.2	Instructions

(a)	The Security Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The

Security	Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)

The Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

25.3	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Without prejudice to Clause 23.8 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)

Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Security Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The Security Agent shall provide to the Company within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Security Agent to that Lender under the Finance Documents.

(h)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.5	No fiduciary duties

(a)

Subject to paragraph (c) of Clause 25.1 (Appointment of the Security Agent) which relates to the Security Agent only, nothing in any Finance Document constitutes the Security Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Security Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group

The Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Lenders) if the Security Agent in its reasonable opinion deems this to be necessary.

(e)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Security Agent may act in relation to the Finance Documents through its officers, employees and agents and the Security Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Security Agent:

(i)	may disclose; and

(ii)	on the written request of the Company, or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Security Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.8	Responsibility for documentation

None of the Security Agent or the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.10	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, the Security Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Security Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Security Agent may rely on this Clause.

(c)

The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Security Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Security Agent’s liability, any liability of the Security Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent at any time which increase the amount of that loss. In no event shall the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent has been advised of the possibility of such loss or damages.

25.11	Lenders’ indemnity to the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Security Agent (otherwise than by reason of the Security Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to payment systems etc.), notwithstanding the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Security Agent) in acting as Security Agent under the Finance Documents (unless the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.12	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates acting through an office in Denmark as successor by giving notice to the Lenders and the Company.

(b)

Alternatively the Security Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Security Agent.

(c)

If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Company) may appoint a successor Security Agent.

(d)

If the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and security agent and the Security Agent is entitled to appoint a successor Security Agent under paragraph (c) above, the Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Security Agent to become a party to this Agreement as Security Agent) agree with the proposed successor Security Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Security Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(f)	The Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above), but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Security Agent) and this Clause 25 (and any agency fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

The Security Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Security Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Security Agent under the Finance Documents, either:

(i)

the Security Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Company or a Lender reasonably believes that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Security Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Security Agent notifies the Company and the Lenders that the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Security Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Security Agent, requires it to resign.

25.13	Replacement of the Security Agent

(a)

After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Security Agent (or, at any time the Security Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Security Agent by appointing a successor Security Agent (acting through an office in the United Kingdom or Denmark).

(b)

The retiring Security Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(c)

The appointment of the successor Security Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Security Agent. As from this date, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Security Agent) and this Clause 25 (and any agency fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

(a)

In acting as agent and security agent for the Finance Parties, the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

25.15	Relationship with the Lenders

(a)

Subject to Clause 23.10 (Pro rata interest settlement), the Security Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Security Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Security Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(ii) of Clause 31.6 (Electronic communication) and the Security Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)

the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

25.17	Deduction from amounts payable by the Security Agent

If any Party owes an amount to the Security Agent under the Finance Documents the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	APPLICATION OF PROCEEDS

26.1	Order of application

All amounts from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 26, the “Recoveries”) shall be applied at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26), in the following order of priority:

(a)	in discharging any sums owing to the the Security Agent (in its capacity as such), any Receiver or any Delegate;

(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment or distribution to the Finance Parties for application in accordance with Clause 29.6 (Partial payments);

(d)

if the Obligors are under no further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to the relevant Obligor; and

(e)	the balance, if any, in payment or distribution to the Obligors.

26.2	Investment of cash proceeds

Prior to the application of any Recoveries in accordance with Clause 26.1 (Order of Application) the Security Agent may, in its discretion, hold:

(a)	all or part of any Recoveries which are in the form of cash; and

(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 26.

26.3	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Obligor’s obligations under the Finance Documents, the Security Agent may:

(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and

(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another,

in each case at such rate of exchange as determined by the Security Agent based on quotes from a reputable bank for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 12:00 am (Copenhagen time) on a particular day.

(b)	The obligations of the Obligors to pay in the due currency shall only be satisfied:

(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and

(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.

26.4	Permitted deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

26.5	Good discharge

(a)	Any distribution or payment to be made in respect of the Obligors’ obligations under the Finance Documents by the Security Agent shall be made to the respective Finance Parties.

(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.

(c)

The Security Agent is under no obligation to make the payments to the Finance Parties under paragraph (a) above in the same currency as that in which the Obligors’ obligations under the Finance Documents owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

26.6	Calculation of amounts

For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:

(a)

notionally convert the Obligors’ obligations under the Finance Documents owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Indebtedness owed to that person at the time at which that calculation is to be made; and

(b)

assume that all amounts received or recovered as a result of the enforcement or realisation of the Charged Property are applied in discharge of the Obligors’ obligations under the Finance Documents in accordance with the terms of the Finance Documents under which those obligations of the Obligors under the Finance Documents have arisen.

26.7	Release to facilitate enforcement and realisation

(a)

Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against the Obligors and/or under certain of the Transaction Security, be released.

(b)	Each other Finance Party hereby irrevocably authorises the Security Agent to grant any such releases (i) to the extent necessary to effect such enforcement action and/or realisation and (ii) as otherwise set out in this Agreement including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)

Where the relevant enforcement is by way of disposal of shares in an Obligor, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the relevant Obligor and of all Transaction Security over the assets of the relevant Obligor.

26.8	Disclosure between Finance Parties and Security Agent

Notwithstanding any agreement to the contrary, each Obligor consents, until all amounts under the Finance Documents have been fully an irrevocably repaid, to the disclosure by any Finance Party to each other (whether or not through the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Security Agent;

(b)

the Security Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Security Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Security Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Security Agent, pay to the Security Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Security Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments

The Security Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Security Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Security Agent, pay to the Security Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

(a)

This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Security Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Security Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Security Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Security Agent) and with such bank as the Security Agent, in each case, specifies.

29.2	Distributions by the Security Agent

Each payment received by the Security Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback and pre-funding) and Clause 25.17 (Deduction from amounts payable by the Security Agent) be made available by the Security Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Security Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency(or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

29.3	Distributions to an Obligor

The Security Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Security Agent under the Finance Documents for another Party, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Security Agent pays an amount to another Party and it proves to be the case that the Security Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Security Agent shall on demand refund the same to the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Security Agent, calculated by the Security Agent to reflect its cost of funds.

(c)

If the Security Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Security Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Security Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Security Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Security Agent the amount (as certified by the Security Agent) which will indemnify the Security Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Impaired Agent

(a)

If, at any time, the Security Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Security Agent in accordance with Clause 29.1 (Payments to the Security Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Security Agent in accordance with Clause 25.13 (Replacement of the Security Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Security Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 29.2 (Distributions by the Security Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

29.6	Partial payments

(a)

If the Security Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Security Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Security Agent (including any Receiver or Delegate) or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest (including default interest, Break Funding Costs and Break Costs), fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Security Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days

(a)

Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)

A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Security Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Security Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Security Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

29.11	Disruption to payment systems etc.

If either the Security Agent determines (in its discretion) that a Disruption Event has occurred or the Security Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Security Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Security Agent may deem necessary in the circumstances;

(b)

the Security Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Security Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Security Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)

the Security Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Security Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)	the Security Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF

A Finance Party may, at any time while an Event of Default in continuing, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and, if applicable, fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

(i)	(other than in respect of any communication referred to in paragraph (ii) below):

Address:	Lyngby Hovedgade 85
2800 Kgs. Lyngby
Denmark

Email:	treasury@maerskdrilling.com

Attention:	Treasury

(ii)	in respect of any communication under Clause 22 (Events of Default):

Address:	Lyngby Hovedgade 85
2800 Kgs. Lyngby
Denmark

Email:	treasury@maerskdrilling.com

Attention:	Treasury / Chief Financial Officer / General Counsel

With copy to:	cfo@maerskdrilling.com

legalcorporate@maerskdrilling.com

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Security Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Security Agent (or the Security Agent may notify to the other Parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Security Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Security Agent shall notify the other Parties.

31.5	Communication when Security Agent is Impaired Agent

If the Security Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Security Agent, communicate with each other directly and (while the Security Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Security Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Security Agent has been appointed.

31.6	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Security Agent only if it is addressed in such a manner as the Security Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 31.6.

31.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)

Subject to Clause 35.2 (All Lender matters) and Clause 35.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

(c)	Paragraph (c) of Clause 23.10 (Pro rata interest settlement) shall apply to this Clause 35.

(d)

For the avoidance of doubt, there shall be no requirement to obtain the consent of the Lenders in respect of any actions arising out of any sale, disposal or transaction expressly permitted under this Agreement, including but not limited to under Clause 7.3 (Replacement or release of Collateral Vessel), Clause 7.8 (Prepayment and release in relation to a Collateral Vessel), Clause 20.7 (Over-collateralization), Clause 20.8 (Permitted Sales) or Clause 20.9 (Third Party Sales), and Clause 24.6 (Resignation of a Guarantor) and the Security Agent may effect any such action (including a release of Transaction Security) without further instructions from the Lenders.

35.2	All Lender matters

Subject to Clause 35.4 (Replacement of Screen Rate), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(e)	a change to the Borrower or Guarantors (other than in accordance with Clause 2.4 (ListCo Accession) or Clause 24 (Changes to the Obligors));

(f)	any provision which expressly requires the consent of all the Lenders;

(g)

Clause 2.2 (Finance Parties’ rights and obligations), Clause 7.1 (Illegality), Clause 7.10 (Application of prepayments), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Obligors), this Clause 35, Clause 40 (Governing law) or Clause 41.1 (Jurisdiction);

(h)	(other than as expressly permitted by the provisions of any Finance Document and subject to paragraph (d) of Clause 35.1 (Required consents)) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

save in respect of any changes that are of a minor, technical or administrative nature, or which corrects a manifest error; or

(i)	subject to paragraph (d) of Clause 35.1 (Required consents), the release of any guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or of any Transaction Security

shall not be made without the prior consent of all the Lenders.

35.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Security Agent or the Arranger, as the case may be.

35.4	Replacement of Screen Rate

(a)

Subject to Clause 35.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for the Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Security Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten Business Days (or such longer time period in relation to any request which the Company and the Security Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Screen Rate.

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Company materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that that Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than one Month; or

(d)	in the opinion of the Majority Lenders and the Company, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

35.5	Excluded Commitments

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request or such a vote within 15 Business Days of that request being made,

(unless, in either case, the Company agrees to a longer time period in relation to any request):

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 13.1 (Increased costs), Clause 12.2 (Tax gross-up) or Clause 12.3 (Tax Indemnity) to any Lender, then the Company may, on three Business Days’ prior written notice to the Security Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Security Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs, Break Funding Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 35.6 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Security Agent;

(ii)	neither the Security Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 35.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Security Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)

the Company or the Security Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)

Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction, have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

(e)

Any transfer under this Clause 35.6 and Clause 35.8 (Replacement of a Defaulting Lender) will be deemed to be completed (whether or not the transfer documentation is executed by the transferring Lender) within two Business Days of delivery of the transfer documentation executed by the Replacement Lender to the transferring Lender and the purchase price being deposited with the Security Agent. Each Lender instructs the Security Agent to execute the transfer documentation upon receipt of such funds.

35.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

that Defaulting Lender’s Commitment under the Facility will be reduced by the amount of its Available Commitment under the Facility and to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 35.7, the Security Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Security Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Security Agent) or the Security Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.8	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Security Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)

require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to an Eligible Institution (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Security Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs, Break Funding Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Security Agent;

(ii)	neither the Security Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Security Agent and the Company when it is satisfied that it has complied with those checks.

36.	CONFIDENTIAL INFORMATION

36.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Security Agent and, in each case, to any of that person’s Affiliates, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)	to Tullow Ghana Ltd. such information as is required pursuant to the quiet enjoyment letter issued by the Security Agent to Tullow Ghana Ltd.

36.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 40 (Governing law);

(vi)	the names of the Security Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of, and name of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Termination Date for Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Security Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Security Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

36.4	Entire agreement

This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose and have processes and controls in place to ensure compliance with any such legislation.

36.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.

36.7	Continuing obligations

The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

37.1	Confidentiality and disclosure

(a)

The Security Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Security Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Security Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Security Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Security Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Security Agent or relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Security Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)

The Security Agent’s obligations in this Clause 37 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Security Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

37.2	Related obligations

(a)

The Security Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Security Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Security Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Security Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Security Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 37.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 37.

37.3	No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 37.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	BAIL-IN

39.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

39.2	Definitions

For the purposes of this Clause 39:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms , the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement is governed by Danish law, without regard to its conflict of law provisions.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)

The City Court of Copenhagen (in Danish: Københavns Byret) has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

(b)	Each Obligor agrees that the City Court of Copenhagen is the most appropriate and convenient court to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)

Notwithstanding paragraph (a) above, any Finance Party or Secured Party may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Denmark):

(i)

irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the City Court of Copenhagens in connection with any Finance Document (and the Company by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)

Maersk Drilling Holding A/S	34731721

Name of Original Guarantor

Maersk Drilling Holding A/S	34731721

Maersk Drilling A/S	32673821

Maersk Drilling Deepwater A/S	24212114

Maersk Drillship IV Singapore Pte. Ltd.	201328676D

Name of Original Vessel Owner	Registration number (or equivalent, if any)

Maersk Drilling Deepwater A/S	24212114

Maersk Drillship IV Singapore Pte. Ltd.	201328676D

PART II

THE ORIGINAL LENDER

Name of Original Lender	Commitment (USD)
Danmarks Skibskredit A/S	350,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Corporate Documents

(a)	A copy of the constitutional documents of each Original Obligor and Maersk Drilling Holdings Singapore Pte. Ltd.

(b)	A copy of a resolution of the board of directors of each Original Obligor and Maersk Drilling Holdings Singapore Pte. Ltd.:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)

If required by the law of the jurisdiction of incorporation of an Original Obligor or Maersk Drilling Holdings Singapore Pte. Ltd., a copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than any Original Obligor incorporated in Denmark) and Maersk Drilling Holdings Singapore Pte. Ltd., approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor or Maersk Drilling Holdings Singapore Pte. Ltd. is a party.

(e)

If relevant, a duly executed power of attorney of each Original Obligor and Maersk Drilling Holdings Singapore Pte. Ltd. (notarised and legalised if required for the purposes of registration of a Mortgage) authorising the relevant authorised signatories thereunder to enter into the Finance Documents to which it is a party.

(f)

A certificate of an authorised signatory of the relevant Original Obligor and Maersk Drilling Holdings Singapore Pte. Ltd.certifying that each copy document relating to it specified in this Part I of this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Finance Documents

(a)	This Agreement executed by the Obligors.

(b)	The Subordination Agreement executed by the Obligors.

(c)	The Fee Letter executed by the Company.

(d)	The following Security Documents duly executed by the relevant Original Obligors, Maersk Drilling Holdings Singapore Pte. Ltd. and, if required, the Security Agent:

(i)	in respect of each Collateral Vessel, the relevant:

(A)	Deed of Covenants (noting, for the avoidance of doubt, that no Deed of Covenants is required to be executed by Maersk Drilling Deepwater A/S in respect of the Collateral Vessel “Mærsk Developer”);

(B)

Mortgage (duly notarised and legalised if required for the purposes of registration of such Mortgage) together with evidence that the Mortgage is duly registered with the relevant ship registry as the only registered Security;

(C)	Insurance Assignment;

(ii)	the Share Charges;

(iii)

a first priority earnings assignment by Maersk Drillship IV Singapore Pte. Ltd. in respect of the drilling contract with Tullow Ghana Ltd with respect to the Collateral Vessel “Maersk Venturer”, with notice to be included in the Quiet Enjoyment Letter of the assignment and that payments must be made to the Earnings Account, provided that so long as no Event of Default is continuing, Maersk Drillship IV Singapore Pte. Ltd. shall be entitled to withdraw funds from the Earnings Account and will not be required to obtain any consents to amend the terms of or otherwise freely operate such contract in its discretion, and, in each case, any notice or other document required to be provided under such Security Documents (including, if relevant any share certificates and stock transfer forms duly executed by the relevant Obligor in blank).

3.	Legal opinions

(a)	A legal opinion of Kromann Reumert, legal advisers to the Arranger and the Security Agent in Denmark, substantially in the form distributed to the Original Lender prior to signing this Agreement.

(b)

A legal opinion of Allen & Gledhill LLP, legal advisers to the Arranger and the Security Agent in Singapore, substantially in the form distributed to the Original Lender prior to signing this Agreement.

4.	Collateral Vessel documents

In respect of each Collateral Vessel:

(a)	Documentary evidence that it:

(i)	is registered in the name of its respective Vessel Owner under the Approved Flag;

(ii)	is in the absolute and unencumbered ownership of the respective Vessel Owner save as contemplated by the Finance Documents;

(iii)	is classed with an Approved Classification Society free of all material and overdue recommendations and conditions of the Approved Classification Society; and

(iv)	is insured in accordance with the provisions of the Finance Documents.

(b)	To the extent applicable, copies of:

(i)	its management agreement, together with copies of the relevant manager’s Document of Compliance;

(ii)	its Safety Management Certificate;

(iii)	its International Ship Security Certificate; and

(iv)	its current Tonnage Certificate.

(c)	Valuation statement of each Collateral Vessel.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 41.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	Documentation or other evidence required by the Lender in order for it to comply with all necessary “know your customer” checks pursuant to the transactions contemplated by this Agreement.

(c)	The Group Structure Chart.

(d)	The Original Financial Statements.

(e)	The audited financial statements for each Original Obligor for its financial year ended 31 December 2017.

(f)	A certificate of an authorised signatory of the Company confirming the pro forma Leverage Ratio on the date of Utilisation.

(g)

Evidence that the fees, costs and expenses then due from the Company or any Borrower pursuant to Clause 11 (Fees), Clause 16 (Costs and expenses) and Clause 12.6 (Stamp Taxes) have been paid or will be paid by the first Utilisation Date.

(h)

Any authorisation or other document or assurance necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Agreement or for the validity and enforceability of the Agreement and the Transaction Security, provided that (i) the Lender reasonably considers such document to be material and (ii) such document or assurance is specified in this Agreement.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)

approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.

If required under the law of the jurisdiction of incorporation of the Additional Guarantor, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor (other than any Additional Guarantor incorporated in Denmark), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.

If relevant, a duly executed power of attorney of each Additional Obligor (notarised and legalised if required for the purposes of registration of a Mortgage) authorising the relevant authorised signatories thereunder to enter into the Finance Documents to which it is a party.

7.

A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

8.	If available, the latest audited financial statements of the Additional Obligor.

9.

If the Additional Obligor is a Vessel Owner, each Security Document required under the Vessel Security Package to be given by that Additional Obligor, duly executed by that Additional Obligor and, if required, the Security Agent.

10.	Any notices or documents required to be given or executed or made under the terms of the Security Documents entered into by the Additional Obligor.

11.	If the Additional Obligor is a Vessel Owner, in respect of the Collateral Vessel owned by it:

(a)	documentary evidence that it:

(i)	is registered in the name of that Additional Obligor under the Approved Flag;

(ii)	is in the absolute and unencumbered ownership of that Additional Obligor save as contemplated by the Finance Documents;

(iii)	is classed with an Approved Classification Society free of all material and overdue recommendations and conditions of the Approved Classification Society; and

(iv)	is insured in accordance with the provisions of the Finance Documents;

(b)	to the extent applicable, copies of:

(i)	its Safety Management Certificate; and

(ii)	its International Ship Security Certificate; and

(c)	a legal opinion in relation to the registration of that Collateral Vessel and its Vessel Security Package.

12.	A legal opinion of Kromann Reumert, legal advisers to the Arranger and the Security Agent in Denmark.

13.

If the Additional Obligor is incorporated in a jurisdiction other than Denmark, a legal opinion of the legal advisers to the Arranger and the Security Agent in the jurisdiction in which the Additional Obligor is incorporated.

SCHEDULE 3

UTILISATION REQUEST

From:	Maersk Drilling Holding A/S

To:	Danmarks Skibskredit A/S

Dated:

Dear Sirs and Madams

Maersk Drilling Holding A/S –Facility Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ]

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for and on behalf of

Maersk Drilling Holding A/S

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	Danmarks Skibskredit A/S as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Maersk Drilling Holding A/S –Facility Agreement dated [●] (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.6 (Procedure for transfer) of the Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.6 (Procedure for transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement, the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms, for the benefit of the Security Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[not a Qualifying Lender.]

[5].

[The New Lender confirms that if the Group were to operate in any of the following jurisdictions (other than any Sanctioned Country), it would lead to it becoming unlawful for the New Lender to perform any of its obligations as contemplated by the Agreement or to fund or maintain its participation in any Utilisation:

[insert jurisdictions]]

[6].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[7].	This Transfer Certificate is governed by Danish law.

[8].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:

The execution of this Transfer Certificate may not be sufficient for the New Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Security Agent and the Transfer Date is confirmed as [ ].

For and on behalf of

Danmarks Skibskredit A/S

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	Danmarks Skibskredit A/S as Security Agent and [Maersk Drilling Holding A/S]/[ListCo] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Maersk Drilling Holding A/S –Facility Agreement dated [●] (the “Agreement”)

1.

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.7 (Procedure for assignment) of the Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement , the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

7.	The New Lender confirms, for the benefit of the Security Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[not a Qualifying Lender.]

8.

[The New Lender confirms that if the Group were to operate in any of the following jurisdictions (other than any Sanctioned Country), it would lead to it becoming unlawful for the New Lender to perform any of its obligations as contemplated by the Agreement or to fund or maintain its participation in any Utilisation:

[insert jurisdictions]]

9.

This Assignment Agreement acts as notice to the Security Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company of the Agreement), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement is governed by Danish law.

12.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:

The execution of this Assignment Agreement may not be sufficient for the New Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

For and on behalf of	For and on behalf of

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Security Agent and the Transfer Date is confirmed as [                    ].

Signature of this Assignment Agreement by the Security Agent constitutes confirmation by the Security Agent of receipt of notice of the assignment referred to herein, which notice the Security Agent receives on behalf of each Finance Party.

For and on behalf of

Danmarks Skibskredit A/S

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	Danmarks Skibskredit A/S as Security Agent

From:	[Subsidiary]/[ListCo] and [Maersk Drilling Holding A/S]/[ListCo]

Dated:

Dear Sirs and Madams

Maersk Drilling Holding A/S –Facility Agreement dated [●] (the “Agreement”)

1.

We refer to the Agreement. This letter (the “Accession Letter”) shall take effect as an Accession Letter for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Letter unless given a different meaning in this Accession Letter.

2.

[[Subsidiary] agrees to become an Additional Guarantor]/[ListCo agrees to become [an Additional Borrower and] an Additional Guarantor] and to be bound by the terms of the Agreement as an Additional [Guarantor/Borrower] pursuant to [Clause 24.2 (Replacement of the Borrower)]/[Clause 24.4 (Additional Guarantors)] of the Agreement. [[Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction]][1].

3.	[The Company confirms that no Default is continuing or would occur as a result of [subsidiary] becoming an Additional Guarantor.][2]

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	[Guarantee limitation language to be included, if applicable.][3]

6.	This Accession Letter is governed by Danish law.

For and on behalf of	For and on behalf of

[1]	Delete in respect of accession of ListCo.
[2]	Delete in respect of accession of ListCo.
[3]	Delete in respect of accession of ListCo.

[Maersk Drilling Holding A/S]/[ListCo]	[Subsidiary] /[ListCo]

By:	By:

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	Danmarks Skibskredit A/S as Security Agent

From:	[resigning Obligor] and [Maersk Drilling Holding A/S]/[ListCo]

Dated:

Dear Sirs and Madams

Maersk Drilling Holding A/S –Facility Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to [paragraph (d) of Clause 2.4 (ListCo Accession)]/[Clause 24.6 (Resignation of a Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower and] Guarantor under the Agreement.

3.	[We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*][i]4

4.	This Resignation Letter is governed by Danish law.

For and on behalf of	For and on behalf of

[Maersk Drilling Holding A/S]/[ListCo]	[Subsidiary]/[ListCo]

By:	By:

NOTES:

*	Insert any other conditions required by the Facility Agreement.

[4]	Delete in respect of resignation of the Original Company.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	Danmarks Skibskredit A/S as Security Agent

From:	[Maersk Drilling Holding A/S]/[ListCo]

Dated:

Dear Sirs and Madams

Maersk Drilling Holding A/S –Facility Agreement dated [●] (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We refer to the Relevant Period ending on [ ] and confirm that as at the last day of that Relevant Period:

(a)	the Leverage Ratio was [●]:1;

(b)	the Liquidity was USD [●]; and

(c)	the Equity Ratio was [●]%.

Signed:

Chief Financial Officer

of

Company

SCHEDULE

CALCULATIONS

[Only to be included for Compliance Certificates delivered in relation to Compliance Certificate Quarter Dates by reference to the Company’s management accounts]

Line item	Amount
Revenue
Cost
EBITDA
Interest
Tax
Cashflow from operation
Capex
Debt amortisation
Assets
Equity
Gross debt
Cash
Net interest bearing debt

SCHEDULE 9

COLLATERAL VESSELS

Name of Collateral Vessel	Vessel Owner	IMO Number	Flag
Maersk Developer	Maersk Drilling Deepwater A/S	8768361	Danish

Maersk Voyager	Maersk Drillship IV Singapore Pte. Ltd.	9633575	Singapore

Maersk Venturer	Maersk Drillship IV Singapore Pte. Ltd.	9633563	Singapore

SCHEDULE 10

DEBT ASSUMPTION CERTIFICATE

To:	Danmarks Skibskredit A/S as Security Agent

From:	Maersk Drilling Holding A/S as the Original Company and [●] as ListCo

Dated:

Dear Sirs and Madams

Maersk Drilling Holding A/S – Facility Agreement dated [                    ] (the “Agreement”)

1.

We refer to the Agreement. This is the Debt Assumption Certificate. Terms defined in the Agreement have the same meaning in this Debt Assumption Cerficate unless given a different meaning in this Debt Assumption Certificate.

2.	We refer to Clause 2.4 (ListCo Accession) of the Agreement.

3.

In accordance with Clause 2.4 (ListCo Accession) of the Agreement and with effect from the date that this certificate is countersigned by the Security Agent, the Original Company and ListCo agree that the Original Company transfers to ListCo and that ListCo assumes all of the Original Company’s rights, liabilities and obligations under the Agreement and the other Finance Documents and that ListCo shall become and replace the Original Company as the Borrower.

Yours faithfully authorised signatory for Maersk Drilling Holding A/S	Yours faithfully authorised signatory for [ListCo]

Date:

Accepted and agreed by Danmarks Skibskredit A/S as Security Agent

SCHEDULE 11

COLLATERAL VESSELS AND INSURANCE UNDERTAKINGS

PART I

COLLATERAL VESSELS UNDERTAKINGS

1.1	Construction of Collateral Vessels Undertakings terms

In this Part I of Schedule 11 (Collateral Vessels and Insurance Undertakings):

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“Major Casualty” means, in relation to a Collateral Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds USD 10,000,000 or the equivalent in any other currency.

“Permitted Liens” means any:

(a)	liens created by the Finance Documents;

(b)	liens for unpaid crew’s wages which are not overdue;

(c)	liens for salvage;

(d)	liens for master’s disbursements incurred in the ordinary course of trading;

(e)

other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Collateral Vessel in respect of obligations which are not more than 30 days overdue.

1.2	Collateral Vessel’s name and registration

Subject to the provisions of paragraphs 1.17 (Reflagging) to 1.21 (Conditions for Dual Registration), each Vessel Owner shall keep each Collateral Vessel owned by it registered under an Approved Flag and shall not do or permit to be done anything, or omit to do anything which could or might result in such registration being forfeited or imperiled.

1.3	Maintenance of class; compliance with authorisations

Each Vessel Owner shall, in relation to each Collateral Vessel owned by it:

(a)

ensure that such Collateral Vessel is in a good and safe state of repair so as to maintain its Approved Classification with the relevant Approved Classification Society free of any material and overdue requirement or recommendation affecting its class which has not been complied with in accordance with its terms;

(b)	procure that all appropriate repairs to or replacements of any damaged, worn or lost parts or equipment are carried out so as not to materially diminish the value of that Collateral Vessel; and

(c)

comply, or use its reasonable endeavours to procure that any other relevant person (such as the manager of that Collateral Vessel) who has assumed responsibility for operation of that Collateral Vessel will comply with the ISM Code and the ISPS Code (or any replacement thereof and to the extent applicable to that Collateral Vessel).

1.4	Security

Each Vessel Owner shall not create or permit to subsist any Security over any Collateral Vessel(s) owned by it, other than Permitted Liens.

1.5	Disposals

Save as permitted by the Finance Documents (including, without limitation, a Permitted Sale or a Third Party Sale or pursuant to paragraph 1.15 (Restrictions on employment)), no Vessel Owner shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of the whole or part of a Collateral Vessel owned by it.

1.6	Equipment belonging to third parties

Except in respect of normal operational dealings and processes customary in the offshore oil and gas drilling industry, no Vessel Owner shall install on a Collateral Vessel owned by it any equipment belonging to a third party which cannot be removed without causing significant damage to the structure or fabric of that Collateral Vessel so as to materially diminish its value.

1.7	Survey

Each Vessel Owner shall submit the Collateral Vessel(s) owned by it to such periodical or other surveys as may be required for classification purposes and, if so required by the Security Agent, the Company shall supply to the Security Agent copies of all survey reports in respect thereof.

1.8	Inspection

On at least thirty (30) days’ prior written notice, each Vessel Owner shall permit surveyors or other persons appointed by the Security Agent to board a Collateral Vessel owned by it not more than once per year (and provided that no Event of Default has occurred without interfering with the ordinary operation of that Collateral Vessel) for the purpose of inspecting its condition and its class or other records or satisfying themselves as to repairs proposed or already carried out subject to such persons and the Security Agent signing an indemnity and/or waiver letter required by the Company (acting reasonably). Each Vessel Owner shall afford all proper and reasonable facilities for such inspections if reasonably required by the Security Agent. If such inspection reveals that the Vessel Owner has failed to comply with any of its obligations pursuant to this Part I of Schedule 11 (Collateral Vessels and Insurance Undertakings) in connection with the maintenance and repair of the Collateral Vessel and/or following the occurrence of an Event of Default which is continuing, the costs of such inspection to the Security Agent shall be borne fully by the Vessel Owner.

1.9	Employment of Collateral Vessel

No Vessel Owner shall knowingly or recklessly employ a Collateral Vessel owned by it in any trade or business which is forbidden by any applicable law or is otherwise illicit or in any manner whatsoever which may render it liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose a Collateral Vessel to penalties.

1.10	Information

The Company shall promptly on request provide the Security Agent with all such information which the Security Agent may periodically and reasonably require regarding the Collateral Vessels, their employment, position and engagements, the names of any counterparties to the contracts for their employment and the duration of such contracts, provided that the Company shall not be obliged to disclose any confidential or commercially sensitive information or copies of any contract for the employment of a Collateral Vessel.

1.11	Payment of trading expenses and wages

Each Vessel Owner shall promptly pay (or procure the payment of) all tolls, dues and other outgoings whatsoever in respect of the Collateral Vessel(s) owned by it and keep accounts in respect thereof in accordance with its current practice.

1.12	Notice of Mortgage

Each Vessel Owner will keep on board the Collateral Vessel(s) owned by it each such document or record as may be required by law and cause such particulars relating to the Mortgage(s) over such Collateral Vessel(s) to be recorded as may be required by law.

1.13	Hazardous Materials

Each Vessel Owner shall maintain an inventory setting out a list of hazardous materials on board each Collateral Vessel(s) owned by it.

1.14	Scrapping of a Collateral Vessel

Each Vessel Owner shall ensure that any scrapping of a Collateral Vessel owned by it shall be performed at a recycling yard which conducts its recycling business in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or the EU Ship Recycling Regulation, 2013.

1.15	Restrictions on employment

No Vessel Owner shall let or employ a Collateral Vessel owned by it on demise charter for any period except if a member of the Group carries out all technical management services in relation to such demise charter and the Collateral Vessel and takes out all Insurances in respect of the Collateral Vessel.

1.16	Quiet enjoyment undertakings

(a)

If, in connection with any charter or drilling contract in respect of a Collateral Vessel, the relevant charterer, employer or operator requires the Security Agent and/or Lenders as mortgagee to enter into a quiet enjoyment undertaking in its favour in respect of the relevant Collateral Vessel:

(i)

the Security Agent and/or Lenders shall, provided no Event of Default has occurred and is continuing, issue a quiet enjoyment undertaking to such charterer, employer or operator in substantially the form set out in Schedule 12 (Form of Quiet Enjoyment Letter) or such other form as is approved by the Security Agent (acting reasonably); and

(ii)

the Company shall disclose to the Security Agent the general terms and conditions (but not the commercial terms, including the compensation, scope of work and local content) of such charter or drilling contract.

(b)

For the avoidance of doubt, no Obligor shall be prevented from entering into any charter, employment or drilling contract in respect of a Collateral Vessel if the form of quiet enjoyment undertaking proposed by the Security Agent is not accepted by the relevant charterer, employer or operator and the Security Agent shall not be obliged to execute any quiet enjoyment letter which is not substantially in the form set out in Schedule 12 (Form of Quiet Enjoyment Letter). The Company agrees to use reasonable commercial efforts to obtain the relevant charterer’s, employer’s or operator’s agreement to the form of quiet enjoyment undertaking.

(c)

If a charter or drilling contract covered by paragraph (a) above is a Material Employment Contract, the relevant Vessel Owner shall provide a first priority assignment of the earnings in respect of such contract in respect of the Collateral Vessel owned by it, with notice to be included in the Quiet Enjoyment Letter of the assignment and that payments must be made to the Earnings Account (and in respect of any Danish flagged Collateral Vessel, the Mortgage shall be expanded to include such earnings), provided that so long as no Event of Default is continuing, the relevant members of the Group shall be entitled to withdraw funds from the Earnings Accounts and shall not be required to obtain any consents to amend the terms of or otherwise freely operate such Material Employment Contract in their discretion.

1.17	Reflagging

Provided that no Event of Default has occurred and is continuing and subject to paragraphs 1.18 (Transfer of Flag) to 1.21 (Conditions for Dual Registration) below, the Company may give a notice to the Security Agent that it wishes:

(a)

to re-document and reregister a Collateral Vessel under the laws of any jurisdiction which is an Approved Flag (the “New Flag State”) other than its existing Approved Flag (a “Transfer of Flag”); and/or

(b)

to suspend the use of the flag of the Approved Flag of a Collateral Vessel (the “Primary Flag State”) where it is proposed that the Collateral Vessel will fly the flag of another jurisdiction which is an Approved Flag (the “Secondary Flag State”) (a “Dual Registration”).

In relation to a Dual Registration, the Company shall give the Security Agent a reasonable opportunity to consult with the Company concerning the proposed Dual Registration and provide the Security Agent with such information as the Security Agent may reasonably request concerning the reasons for the proposed Dual Registration.

1.18	Transfer of Flag

Subject to fulfilment of the conditions specified in paragraph 1.19 (Conditions for Transfer of Flag), in the case of a Transfer of Flag the Security Agent shall instruct the Security Agent to, and the Security Agent shall, release and discharge the Mortgage and release and re-assign any deed of covenant collateral thereto upon reasonable notice from the Company.

1.19	Conditions for Transfer of Flag

No later than simultaneously with completion of the Transfer of Flag, the Company shall deliver or procure the delivery to the Security Agent of:

(a)	a new Mortgage together with a Deed of Covenants collateral thereto (if appropriate to the New Flag State) executed by the relevant Vessel Owner in favour of the Security Agent;

(b)	legal opinions satisfactory to the Security Agent in relation to the registration of the Collateral Vessel and the new Mortgage, the due execution and authorisation of any documents executed pursuant to paragraph (a) above and such other matters as the Lender may reasonably require in relation to the jurisdiction of the New Flag State and the documents delivered in relation to the Transfer of Flag; and

(c)

corporate documents, ship certificates, insurance documentation and such other documentation (including any amendment to this Agreement) as the Security Agent reasonably requires in order to ensure that, after the Transfer of Flag, the Security Agent remains in all material respects in the same credit and security position as they were in prior to the Transfer of Flag, in such terms as the Security Agent may approve (acting reasonably).

1.20	Dual Registration

Subject to fulfilment of the conditions specified in paragraph 1.21 (Conditions for Dual Registration), in the case of a Dual Registration the Security Agent shall give any requisite consents required by any applicable registrar or other official in the Primary Flag State and/or the Secondary Flag State to permit the Dual Registration upon reasonable notice from the Company.

1.21	Conditions for Dual Registration

Upon suspension of the use of the flag of the Primary Flag State and commencement of the use of the flag of the Secondary Flag State, the Company shall deliver or procure the delivery to the Security Agent of the following documents and/or evidence:

(a)

an opinion satisfactory to the Security Agent from lawyers qualified or accustomed to advise on the laws of the Primary Flag State and the Secondary Flag State that the Dual Registration is permitted by their respective laws for the duration of the relevant charter period or a specified part thereof and that the relevant Mortgage and the relevant Vessel Owner’s title to the relevant Collateral Vessel remain duly registered under the laws of the Primary Flag State following the Dual Registration and that on termination of the charter by virtue of which the Collateral Vessel is registered in the Secondary Flag State or a judicial sale of the Collateral Vessel, the Dual Registration will be terminated without delay and without any discretionary consents from authorities in the Secondary Flag State; and

(b)

if the laws of the Secondary Flag State require that the relevant Mortgage be noted or registered against the relevant Collateral Vessel (as the case may be) in the Secondary Flag State, evidence reasonably satisfactory to the Security Agent that such notation or registration will be effected upon or within an appropriate period following commencement of the Dual Registration.

1.22	Notification of certain events

The Company shall notify the Security Agent by email promptly upon the same coming to its knowledge and in reasonable detail of:

(a)	any casualty to a Collateral Vessel which is or is likely to be a Major Casualty;

(b)	any occurrence in consequence whereof a Collateral Vessel has become a Total Loss;

(c)

any requirement or recommendation made by an Approved Classification Society or by any competent authority in respect of any Collateral Vessel which has not been complied with by the date by which it is required to be complied with (as extended by agreement with the Approved Classification Society) other than any such requirement or recommendation the imposition of which is being contested in good faith by the Company or the relevant Vessel Owner;

(d)	any arrest or detention of a Collateral Vessel or the exercise or purported exercise of any lien on a Collateral Vessel; and

(e)	a Collateral Vessel ceasing to be registered under the laws of its Approved Flag (other than in accordance with paragraphs 1.17 (Reflagging) to 1.21 (Conditions for Dual Registration)).

1.23	Managers

Each Vessel Owner shall ensure that the Collateral Vessel owned by it will at all times only be technically and commercially managed by a member of the Group or by a technical and commercial manager approved by the Security Agent (acting on the instructions of the Majority Lenders). If any technical or commercial manager or the Vessel Owner terminates any of the management agreements, the Vessel Owner shall enter into a new management agreement with a new technical and/or commercial manager (as applicable) either (i) with another member of the Group or (ii) which is acceptable to the Security Agent (acting on the instructions of the Majority Lenders) in its reasonable discretion, in each case within the termination period set out in the relevant management agreement or, if the management agreement is terminated with immediate effect, within 30 (thirty) days after the termination.

PART II

INSURANCE UNDERTAKINGS

1.1	Construction of insurance terms

In this Part II of Schedule 11 (Collateral Vessels and Insurance Undertakings):

“approved” means approved in writing by the Security Agent and “approval” shall be construed accordingly;

“excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of each Collateral Vessel in consequence of its insured value being less than the value at which that Collateral Vessel is assessed for the purpose of such claims;

“Loss Payable Clause” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant policies, such Loss Payable Clauses to be in the forms set out in each insurance assignment, or in such other forms as may from time to time be approved in writing by the Lender;

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association being a subscriber to the International Group of Protection and Indemnity Associations (“IGA”) or any subsequent association that provides an umbrella for pooled reinsurance in a manner similar to IGA or as may otherwise be approved by the Lender, including the proportion (if any) not recovered in case of collision under the marine risk insurance; and

“war risks” includes the risk of mines and all risks excluded from the corresponding marine policy by the War Exclusion Clause.

1.2	Maintenance of Insurances

The Company shall keep each Collateral Vessel insured at no cost to the Finance Parties against:

(a)	fire and usual marine risks (including hull and machinery and excess risks, including without limitation owners total loss interest);

(b)	war risks; and

(c)	protection and indemnity risks.

1.3	Terms of Insurances

In relation to each Collateral Vessel, the Company shall effect such Insurances (or shall procure that such Insurances are effected):

(a)	in the case of fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of):

(i)	in respect of hull and machinery risks excluding total loss, 80% of the Fair Market Value of the Collateral Vessel for the time being;

(ii)	in respect of hull and machinery risks including total loss, the Fair Market Value of the relevant Collateral Vessel for the time being; and

(iii)	such amount which, when aggregated with the insured value of the other Collateral Vessels, shall equal to or exceed 120% of the Loan outstanding);

(b)	on approved terms; and

(c)

through commercially reputable brokers and with commercially reputable insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in commercially reputable associations.

1.4	Further protections for the Finance Parties

In addition to the terms set out in paragraph 1.3 (Terms of Insurances), the Company shall procure that the Insurances shall:

(a)	subject always to paragraph (b), name the Company and/or the relevant Vessel Owner as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any Insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)

in respect of any Insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

(b)	name the Security Agent as loss payee by incorporation of the relevant Loss Payable Clause;

(c)

provide that all payments by or on behalf of the insurers under the Insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever but with full discharge of the insurer’s obligation to pay more than once;

(d)	provide that the Insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and

(e)	provide that the Security Agent may make proof of loss if the Company fails to do so.

1.5	Renewal of Insurances

The Company shall:

(a)

at least 14 days before the expiry of any Insurance notify the Security Agent of the names of the brokers or insurers and any association through or with which the Company proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(b)	at least 7 days before the expiry of any obligatory insurance arrange for the Insurances to be renewed, replaced or extended prior to their expiry; and

(c)

procure that the brokers, insurers and/or the associations with which such a renewal, replacement or extension are effected shall promptly after the renewal confirm to the Security Agent in writing that the renewal, replacement or extension has been effected.

1.6	Copies of policies; letters of undertaking

The Company shall ensure that the brokers, insurers and/or the associations provide the Security Agent with:

(a)	pro forma copies of all policies relating to the Insurances which they are to effect or renew; and

(b)

a letter or letters or undertaking in an approved form required by the Security Agent (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

1.7	Copies of certificates of entry

The Company shall ensure that any protection and indemnity and/or war risks associations in which a Collateral Vessel is entered provide the Security Agent with a certified copy of the certificate of entry for that Collateral Vessel.

1.8	Deposit of original policies

The Company shall ensure that all policies relating to Insurances are deposited with the brokers, insurers and/or the associations through which the Insurances are effected or renewed.

1.9	Payment of premiums

The Company shall punctually pay (or shall procure the punctual payment of) all premiums or other sums payable in respect of the Insurances and produce all relevant receipts when so required by the Security Agent.

1.10	Guarantees

The Company shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

1.11	Compliance with terms of Insurances

The Company shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would be reasonably likely to render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

1.12	Settlement of claims

(a)

Any claim under the Insurances for a Total Loss shall only be settled, compromised or abandoned with the prior approval of the Security Agent (acting on the instructions of the Majority Lenders) provided that:

(i)	such approval shall not be unreasonably withheld or delayed; and

(ii)

prior approval shall promptly be granted in circumstances where any such claim is settled for an amount equal to or greater than the amount of the Relevant Amount of the Collateral Vessel being subject to the Total Loss and no Event of Default or Default has occurred and is continuing.

(b)

The Company shall promptly provide all assistance, documents, evidence and information requested by the Security Agent to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the Insurances.

1.13	Provision of copies of communications

If so required by the Security Agent, the Company shall provide the Security Agent with copies of written communications between the Company and the relevant brokers, insurers and associations relating to material changes to any of the Insurances as soon as they are available.

1.14	Provision of information

(a)

The Company shall promptly provide the Security Agent with any information which the Security Agent reasonably requests for the purpose of obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the Insurances effected or proposed to be effected.

(b)

The Company shall, forthwith upon demand, reimburse the Security Agent in respect of the cost of any such report referred to in paragraph (a) above, provided that the Company shall only be obliged to pay for the cost of any such report obtained by the Lender once per annum and any additional report requested whilst an Event of Default is continuing.

1.15	Insurance proceeds

The Company shall apply (or shall procure the application of) all amounts receivable under the Insurances which are paid to the relevant Vessel Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such amounts have been received.

SCHEDULE 12

FORM OF QUIET ENJOYMENT LETTER

QUIET ENJOYMENT LETTER – AGENT/MORTGAGEE

[Name of Contractor], a company incorporated in [country] with company number [●] and with its registered office at [Address] (“Contractor” which definition shall include any assignee thereto pursuant to the terms of the Contract) is the Affiliate (as defined in the Contract) of the owner of the mobile offshore drilling unit “[Name of Drilling Unit]” (“Drilling Unit”), which is hired to [●], a company incorporated in [●] with company number [●] and with its registered office at [address] (“Company” which definition shall include any assignee thereto pursuant to the terms of the Contract) pursuant to the Contract for the Provision and Operation of Offshore Drilling Unit dated [Date] (“Contract”).

The Drilling Unit is directly or indirectly subject to a financing granted by inter alia [Bank or Banks], with [Mortgagee/Agent] as mortgagee (the “Mortgagee”) under a facility agreement dated [Date] (“Facility Agreement”) and secured, inter alia, with a first priority mortgage over the Drilling Unit (the “Mortgage”).

1.	Subject to Paragraph 3 below, Company hereby:

(a)	acknowledges the rights, title and interest of the Mortgagee under the Mortgage and in and to the Drilling Unit; and

(b)

acknowledges the right of the Mortgagee, following an Event of Default under the Facility Agreement which is continuing and the enforcement of its rights under, and in accordance with the terms of, the Mortgage, to make all demands, give all notices, take all actions and exercise all rights of Contractor in respect of the Drilling Unit.

2.	The Mortgagee hereby irrevocably and unconditionally covenants and agrees with Company when exercising its rights as mortgagee of the Drilling Unit:

(a)	not to interfere with Company’s uninterrupted quiet use and enjoyment of the Drilling Unit and the exercise of Company’s rights under the Contract;

(b)

that prior to a default by Contractor under the Facility Agreement or during any rectification period thereunder, Contractor shall retain the right to use and control the Drilling Unit in accordance with the Contract;

(c)

that in the event Contractor fails to cure any default occurring under the Facility Agreement, Company’s right to uninterrupted quiet enjoyment of the Drilling Unit shall not be disturbed by any action taken by the Mortgagee under the terms of the Mortgage or against the Contractor; and

(d)

without prejudice to the generality of the foregoing, it shall in no event enforce any rights under the Mortgage or against the Contractor which may lead to: (i) the removal of the Drilling Unit from [insert contract area or similar from Contract] or (ii) the interruption in, or prevention of, the Company’s and/or the Contractor’s use of the Drilling Unit under the Contract without Company’s prior written approval.

3.	The undertakings referred to in paragraph 2 above are subject always to:

(a)

no event having occurred which would entitle Contractor to terminate the Contract and that the Contract has not expired or for other reasons ceased to be effective and in force and that the Drilling Unit has not become an actual, agreed, arranged or constructive total loss and no longer being available to the Contractor; and

(b)	Company not being in breach of any, and being in compliance with all of its obligations under this Quiet Enjoyment Letter,

and for the avoidance of doubt, none of the undertakings given by the Mortgagee shall be construed as an express or implied agreement by the Mortgagee to guarantee the due performance by Contractor (or any replacement registered or disponent owner of the Drilling Unit) of its obligations under the Contract and the Mortgagee or its designees shall have no liability or obligation under the Contract save to the extent expressly agreed. Furthermore, the Mortgagee shall be entitled to join or intervene in or otherwise support any proceedings arising from or relating to the detention of the Drilling Unit by any other party with a view to substantiate, preserve or protect the Mortgagee’s interest in the Drilling Unit as mortgagee

4.

[By a first priority assignment dated [    ], Contractor has assigned its rights to receive earnings under the Contract to the Mortgagee. The Company shall pay day rate to Contractor’s bank account No. [    ] with [    ] until the Mortgagee instructs the Company to pay them to it or its order. If such instruction is received from the Mortgagee then the Company shall pay the earnings invoiced by Contractor in accordance with its instruction. Although Contractor has assigned its rights to receive payment under the Contract to the Mortgagee, it remains liable to perform its obligations under the Contract and the Mortgagee will not be liable to perform those obligations.][5]

5.

This Quiet Enjoyment Letter shall not in any way limit the Mortgagee’s right to enforce any rights pursuant to the Facility Agreement against any other parties than the Contractor or any other security documents granted to the Mortgagee, except for the Mortgage or any other security that the Mortgagee may have in relation to the Drilling Unit.

6.

This Quiet Enjoyment Letter and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law and any disputes under or in connection with this Quiet Enjoyment Letter including any question regarding its existence, validity or termination, shall be referred to and finally

[5]	Delete if Contract is not a Material Employment Contract.

resolved by arbitration under the LCIA Rules, such Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three (3). The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

The parties have caused this Quiet Enjoyment Letter to be executed in 3 (three) originals on this [Date].

For and on behalf of	For and on behalf of	For and on behalf of

[Name of Mortgagee]	[Name of Contractor]	[Name of Company]

Mortgagee	Contractor	Company

Name:	Name:	Name:
Title:	Title:	Title:

SCHEDULE 13

REPAYMENT SCHEDULE

(amounts in USD)
Loan	350,000,000
Quarterly instalment	6,000,000
Balloon instalment	188,000,000
Repayment Dates	Instalment
Disbursement
15-03-2019	0
15-06-2019	6,000,000
15-09-2019	6,000,000
15-12-2019	6,000,000
15-03-2020	6,000,000
15-06-2020	6,000,000
15-09-2020	6,000,000
15-12-2020	6,000,000
15-03-2021	6,000,000
15-06-2021	6,000,000
15-09-2021	6,000,000
15-12-2021	6,000,000
15-03-2022	6,000,000
15-06-2022	6,000,000
15-09-2022	6,000,000
15-12-2022	6,000,000
15-03-2023	6,000,000
15-06-2023	6,000,000
15-09-2023	6,000,000
15-12-2023	6,000,000
15-03-2024	6,000,000
15-06-2024	6,000,000
15-09-2024	6,000,000
15-12-2024	6,000,000
15-03-2025	6,000,000
15-06-2025	6,000,000
15-09-2025	6,000,000
15-12-2025	194,000,000

SCHEDULE 14

CHANGES TO ARTICLES OF ASSOCIATION

1.	Amendment to Article 2

Article 2 be amended by including the following definition immediately after the definition of “Member”:

“Security Holder” means any bank, financial institution, person or entity (or any nominee, agent or trustee of or on behalf of such bank, financial institution, person or entity) to whom shares have been from time to time charged by way of security (but excluding for the avoidance of doubt any lien which the Company may have over every share).

2.	New Article 8A

The following be inserted as Article 8A, immediately after the existing Article 8:

“8A Notwithstanding anything contained in these Articles, any shareholder of any shares which have been charged by way of security, from time to time, to any Security Holder shall at all times be entitled to receive any dividend or be present or to vote at any meeting or upon a poll, or exercise any privilege or rights as a member.”

3.	New Article 26A

The following be inserted as Article 26A, immediately after the existing Article 26:

“26A.Notwithstanding anything contained in these Articles (including but not limited to Articles 19 to 26, both inclusive), no shares which have been charged by way of security, from time to time, to any Security Holder shall be liable to be forfeited or surrendered or sold and the shareholder of whom shall continue to be entitled to receive any dividend or to be present or vote at any meeting or upon a poll, or to exercise any privilege or rights as a member.”

4.	New Article 27A

The following be inserted as Article 27A, immediately after the existing Article 27:

“27A. Notwithstanding anything contained in these Articles, any Security Holder to whom any shares have, from time to time, been charged by way of security shall have a first fixed charge over such shares, ranking in priority over the lien expressed to be created under Article 27, whether the period for the payment, fulfilment or discharge shall have actually arrived or not, and, regardless of when such charge and such security was created, and such first fixed charge shall extend to all dividends from time to time declared in respect of such shares.”

5.	New Article 28A

The following be inserted as Article 28A, immediately after the existing Article 28:

“28A. However, no sale pursuant to Article 28 shall be made of any shares which have been charged by way of security, from time to time, to any Security Holder.”

6.	New Article 37A and Article 37B

Each of the following be inserted as Article 37A and Article 37B. immediately after the existing Article 37:

“37A. For the avoidance of doubt, nothing contained in these Articles (including but not limited to Articles 30 to 37 (both inclusive)) shall apply to restrict any transfer of shares by any Security Holder to whom shares have been charged by way of security to any person pursuant to any power of sale under such charge.

37B. Notwithstanding anything contained in these Articles (including but not limited to Articles 30 to 37 (both inclusive)), the directors shall not refuse to register, nor suspend registration of, any transfer of shares which is:

a)	in favour of any Security Holder to whom such shares are being transferred by way of security;

b)	delivered to the company for registration by any Security Holder in order to enforce its security over the shares; or

c)

duly executed by any Security Holder to whom such shares (including any further shares in the company acquired by reason of its holding of such shares) are to be transferred pursuant to a power of sale or other power under any security document which creates any security interest over such shares, and a certificate by any officer of any such Security Holder that the relevant shares are subject to such security and the transfer was so executed shall be conclusive evidence of such facts and no other evidence will be required to prove its title to such shares or to prove the right of the transferor to make the transfer of such shares.”

7.	New Article 47A

The following shall be included as Article 47A, immediately after the existing Article 47:

“47A. Notwithstanding anything contained in these Articles, no shares nor any class of shares for the time being forming part of the share capital of the Company which have been charged by way of security, from time to time, to any Security Holder, shall be subject to any consolidation, division, cancellation, subdivision or conversion into any other class of shares in any way or manner without the prior written consent of such Security holder.”

8.	New Article 75A1

The following shall be included as Article 75A1, immediately after the existing Article 75A:

“75A1. Notwithstanding anything contained in these Articles (including, without limitation, Article 75A), an instrument appointing a proxy in relation to any shares for the time being forming part of the share capital of the Company which have been charged by way of security, from time to time, to any Security Holder, may be in such form as specified by such Security Holder.”

SIGNATURES

THE ORIGINAL COMPANY

For and on behalf of MAERSK DRILLING HOLDING A/S

By:	By:

/s/ Dominic Charnock	/s/ Tine Lonborg

THE ORIGINAL BORROWER

For and behalf of MAERSK DRILLING HOLDING A/S

By:	By:

/s/ Dominic Charnock	/s/ Tine Lonborg

THE ORIGINAL GUARANTORS

For and behalf of MAERSK DRILLING HOLDING A/S

By:	By:

/s/ Dominic Charnock	/s/ Tine Lonborg

For and behalf of MAERSK DRILLING A/S

By:	By:

/s/ Dominic Charnock	/s/ Tine Lonborg

For and behalf of MAERSK DRILLING DEEPWATER A/S

By:		By:

/s/ Dominic Charnock		/s/ Tine Longborg

By:
/s/ Dominic Charnock	(Signature of Attorney)
Dominic Charnock	(Name of Attorney)
and

/s/ Tine Longborg	(Signature of Attorney)

Tine Longborg	(Name of Attorney)

the duly authorised Attorneys-in-Fact

of Maersk Drillship IV Singapore Pte. Ltd. in the presence of: /s/ Olivier Hensby

Olivier Hensby	(Name of witness)

Lyngby Hovedgade 85

2800 Kongens, Lyngby	(Address of witness)

The Original Vessel Owners

For and behalf of MAERSK DRILLING DEEPWATER A/S

By:		By:

/s/ Dominic Charnock		/s/ Tine Lonborg

By:
/s/ Dominic Charnock	(Signature of Attorney)
Dominic Charnock	(Name of Attorney)
and

/s/ Tine Lonborg	(Signature of Attorney)

Tine Lonborg	(Name of Attorney)

the duly authorised Attorneys-in-Fact

of Maersk Drillship IV Singapore Pte. Ltd. in the presence of: /s/ Olivier Hensby

Olivier Hensby	(Name of witness)

Lyngby Hovedgade 85

2800 Kongens, Lyngby	(Address of witness)

THE ARRANGER

For and behalf of DANMARKS SKIBSKREDIT A/S

By: Michael Frisch	By: Knud Jaeger

/s/ Michael Frisch	/s/ Knud Jaeger

Address: Sankt Annæ Plads 3, DK-1250 Copenhagen K, Denmark

Email: danmarks@skibskredit.dk

Attention: Customer Relations

THE SECURITY AGENT

For and on behalf of DANMARKS SKIBSKREDIT A/S

By: Michael Frisch	By: Knud Jaeger

/s/ Michael Frisch	/s/ Knud Jaeger

Address: Sankt Annæ Plads 3, DK-1250 Copenhagen K, Denmark

Email: danmarks@skibskredit.dk

Attention: Customer Relations

THE ORIGINAL LENDER

For and behalf of DANMARKS SKIBSKREDIT A/S

By: Michael Frisch	By: Knud Jaeger

/s/ Michael Frisch	/s/ Knud Jaeger
Address: Sankt Annæ Plads 3, DK-1250 Copenhagen K, Denmark Email: danmarks@skibskredit.dk Attention: Customer Relations